As Filed with the Securities and Exchange Commission on Ocober 17 ,2002 Registration No. 333-92042
================================================================================
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

                                  AMENDMENT NO.1
                                        to
                                    FORM SB-2
                                    ---------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         VIDEOLOCITY INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

            Nevada                         4899               87-0429154
-------------------------------   ---------------------  ------------------
(State or other jurisdiction of   (Primary Standard      (I.R.S. Employer
incorporation or organization)     Industrial Classifi-  Identification Number)
                                   cation Code Number)

                 1762-A Prospector Avenue, Park City, Utah 84060
                                 (435) 615-8338
          (Address and telephone number of principal executive offices)

                 1762-A Prospector Avenue, Park City, Utah 84060
(Address of principal place of business or intended principal place of business)

                                Larry R. McNeill
                         Videolocity International, Inc.
                            1762-A Prospector Avenue
                              Park City, Utah 84060
                                 (435) 615-8338
            (Name, address and telephone number of agent for service)

                                    Copy to:

                            Leonard E. Neilson, Esq.
                            Leonard E. Neilson, P.C.
                      8160 South Highland Drive, Suite 209
                                Sandy, Utah 84093

         Approximate date of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check he following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                    Proposed            Proposed
                                                                    Maximum             Maximum             Amount of
     Title each class of Securities           Amount to be       Offering Price        Aggregate          Registration
            to be Registered                   Registered          Per Share         Offering Price          Fee(1)
Common stock issuable under equity           70,200,000              $  .35           $ 24,570,00             $ 2,260.44
line of credit                                 shares(2)          per share(3)
=========================================  ==================  ================== ====================  =================
Additional common stock offered by              290,000              $  .35             $ 101,500             $     9.34
Cornell Capital Partners L.P.                    shares           per share(3)
=========================================  ==================  ================== ====================  =================
Common stock offered by Westrock                 10,000              $  .35             $   3,500             $     0.33
Advisors, Inc.                                   shares           per share(3)
=========================================  ==================  ================== ====================  =================
                                                                                    TOTAL FEE                $ 2,270,11 (4)


(1) The fee with respect to these shares and as required by Section 6(b) of the Securities Act of 1933, as amended, (the "Securities Act"), has been calculated pursuant to Rule 457(c) under the Securities Act and based upon the last sale price per share of the Issuer's common stock on a date within five (5) days prior to the date of filing this Registration Statement, as reported by the OTC Bulletin Board.
(2) Estimated 70,200,000 shares issuable pursuant to our equity line of credit agreement with Cornell Capital Partners, L.P.
(3) Estimated solely for purposes of calculating the registration fee and base on the last reported sale price per share on October 11, 2002.
(4)      Previously paid $2,571.41.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                    Subject to completion dated October 17, 2002

PROSPECTUS
                         VIDEOLOCITY INTERNATIONAL, INC.

                        70,500,000 Shares of Common Stock

         This prospectus relates to the sale of up to 70,500,000 shares of our common stock by certain persons who are, or will become, stockholders of Videolocity International, Inc. Please refer to the "Selling Stockholders" section beginning on page 19. We are not selling any shares of common stock pursuant to this offering and, therefore, we will not receive any proceeds from the offering. However, we will receive funds upon the sale and issuance of shares under the equity line of credit agreement with Cornell Capital Partners, L.P. We will bear all costs associated with the registration statement to which this prospectus relates. Cornell Capital is entitled to retain 5.0% of the proceeds raised under the equity line of credit.

         The shares of common stock are being offered for sale on a best efforts basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders are as follows:

         a. Cornell Capital Partners, L.P., who may offer and sell, from time to time, up to 70.2 million shares of common stock being issued pursuant to the equity line of credit, and 290,000 additional shares previously issued under that agreement;

         b. Westrock Advisors, Inc., who may offer and sell, from time to time, up to 10,000 shares of common stock previously acquired pursuant to the placement agent agreement

         We  refer  to  Cornell  Capital  and  Westrock   Advisors,   and  other
stockholders who may offer and sell shares of our common stock under this prospectus, as "selling stockholders."

         Cornell Capital and Westrock Advisors are underwriters within the meaning set forth in the Securities Act of 1933 with respect to the shares to be offered and sold by each of them. Cornell Capital will pay us 95% of the market price of our common stock. The 5% discount on the purchase of the common stock received by Cornell Capital is considered an underwriting discount. None of the proceeds from the sale of shares by selling stockholders will be placed in escrow, trust or similar account. Broker- dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by these broker-dealers and any commissions received by the broker-dealers, may also be deemed underwriting discounts and commissions under the Securities Act.

         Our common stock currently trades on the OTC Bulletin Board, also referred to as the OTC-BB, under the symbol "VCTY." The last reported selling price as of October 11, 2002 was $0.35.

         These securities are speculative and involve a high degree of risk. Investing in our common stock involves risks which are described in the "RISK FACTORS" section beginning on PAGE 7 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this Prospectus is October __, 2002

                      (This page intentionally left blank)


                                TABLE OF CONTENTS
                                                                                                    Page

PROSPECTUS SUMMARY...........................................................................         3
RISK FACTORS.................................................................................         7
USE OF PROCEEDS..............................................................................        14
DILUTION.....................................................................................        14
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..............................................        15
CAPITALIZATION...............................................................................        16
EQUITY LINE OF CREDIT........................................................................        17
PLAN OF DISTRIBUTION.........................................................................        18
SELLING STOCKHOLDERS.........................................................................        19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS...................................        20
BUSINESS.....................................................................................        24
MANAGEMENT...................................................................................        34
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................        39
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.................................................        40
DESCRIPTION OF CAPITAL STOCK.................................................................        41
SHARES ELIGIBLE FOR FUTURE SALE..............................................................        42
LEGAL MATTERS................................................................................        43
EXPERTS......................................................................................        44
WHERE YOU CAN FIND MORE INFORMATION..........................................................        44
CONSOLIDATED FINANCIAL STATEMENTS............................................................    F-1 TO F-25

                                                  ______________

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, theses securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

         All references in this prospectus to "we," "us" and "our" refer to Videolocity International, Inc., unless indicated otherwise.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus, but does not contain all of the information that may be important to you. This prospectus includes specific terms of the offering, information about our business and financial data. We encourage you to read this prospectus in its entirety, particularly the "Risk Factors" section, financial statements and notes, before making an investment decision.

                                   WHAT WE DO

         We are a solution engineering and marketing company involved in the deployment of the Videolocity Digital Entertainment SystemTM, or DES, and other advanced digital information and entertainment systems. DES delivers video-on-demand in near DVD quality, including movies and other videos, medical information and educational material to individuals, residents, hotel guests, and patients and attendants in the healthcare industry.

         DES permits viewers to select from an extensive library of movie titles or informational/educational content and view their selections on their television screens, lap top computers or PDAs (personal digital systems). All content is protected through our proprietary encryption and encoding process, which limits viewing to the person, or persons, authorized to access the movie or other content and prevents unauthorized digital reproduction or rebroadcast. Our system also provides digital music-on-demand, Internet games, high-speed Internet access and many other e-commerce applications.

         We operate our business through five subsidiaries which perform various functions strategic to their market place or core competency. To date, our activities have been limited to DES and other technologies. We are presently commencing the initial marketing of DES into various marketplaces.

                                    ABOUT US

         Our principal executive offices are located at 1762-A Prospector Avenue, Park City, Utah 84060, telephone number (435) 615-8338.

          Although we use the word International in our name, we are not currently operating outside the U.S., except for limited marketing activities in Canada. However, as we expand operations and as our business warrants, we fully intend to operate and market our products wherever prudent, including internationally.

                              OUR BUSINESS STRATEGY

         Our current business strategy is to drive demand of the wireless usage of our DES worldwide in the hospitality, healthcare and residential markets. We are committed to continued development and installation of innovative, high quality, cost effective systems to build an increased and ongoing revenue stream. We provide a wireless system and also offer a parallel system over wire using Ethernet, DSL CATV and fiber architectures. Our DES is available on either a Mircosoft or Linux operating system in a stand alone set top box or integrated in a television set.

                              SELLING STOCKHOLDERS

         This prospectus relates to the sale of our common stock by certain persons who are, or will become, stockholders of Videolocity. The selling stockholders consist of Cornell Capital Partners, L.P. and Westrock Advisors, Inc. who intend to sell up to 70.2 million shares of common stock. Pursuant to the equity line of credit, we may, at our discretion, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of $20 million. We are permitted to draw up to $250,000 a maximum of four times per month. The total amount of shares issuable under the equity line is based upon the sale of shares to Cornell Capital at 95% of the current market price at the time of sale. Cornell Capital received an additional 290,000 shares of our common stock under the equity line of credit agreement and Westrock Advisors received 10,000 shares to act as our exclusive placement agent in connection with the equity line of credit.

         The following table sets forth the total amount of shares issuable under the equity line if the maximum $20 million is used and presumes the issuance of shares at various prices, based upon the formula set forth in the equity line of credit agreement. You should note that there is no minimum price at which shares may be issued under the equity line. Accordingly, if the price of our stock declines and we elect to draw against the equity line at the lower stock prices, we would issue more shares.

                                  Investor's                  Number
       Current Price(1)            Price(2)                 of Shares(3)
       ----------------            --------                 ------------
            $ 0.30                $ 0.285                    70,175,438
              0.35                 0.3325                    60,150,375
              0.50                  0.475                    42,105,263
              0.75                 0.7125                    28,070,175
              1.00                   0.95                    21,052,631
              1.25                 1.1875                    16,842,105
              1.50                  1.425                    14,035,087
              2.00                   1.90                    10,526,315

         (1) Assumed current market price of common stock at time we draw against the equity line.
         (2)      Price to Cornell Capital based on 95% of current market price.
         (3) Represents total shares issued if the entire $20 million is drawn at the prices depicted, but does not include the 300,000 shares issued upon entering into the equity line.

         This prospectus relates only to 70.5 million shares of our common stock. Thus, if we were to issue more than this amount under the equity line of credit agreement, we would have to file a new registration statement to accommodate the additional shares.



                                  THE OFFERING

Securities offered by selling stockholders ....        70.5 million shares of our common stock

Offering price.................................        Determined at the time of sale by the selling stockholders

Common stock outstanding before offering:......        5,826,596 shares(1)

Common stock outstanding after offering:.......        76,026,596 shares(2)

OTC Bulletin Board Symbol......................        Common Stock: "VCTY"

Use of proceeds................................        We will not receive any proceeds from the shares offered by the selling stockholders.

Risk Factors...................................        The common stock offered involve a high degree of risk,
                                                       immediate substantial dilution, and should not be purchased if you cannot afford the loss of your entire investment.
                                                       Before purchasing any of the offered shares, you should
                                                       review carefully and consider all information contained in this prospectus, particularly the items set forth under "Risk

                                    Factors."

(1)      As of August 31, 2002 and includes:

         o 290,000 shares issued to Cornell Capital under the equity line of credit agreement; and o 10,000 shares issued to Westrock under the placement agent agreement.

         The amount of outstanding shares excludes outstanding options, warrants, convertible promissory notes and convertible debentures which, if exercised or converted in our common stock, would result in an additional 256,800 shares outstanding. The amount also excludes 50,000 shares of common stock that has been authorized for issuance under our 2002 Stock Award Plan, but has not been issued.

(2) Assumes 70.2 million shares of common stock issued under the equity line of credit agreement at a price equal to 95% of the current market price, plus the 300,000 previously issued. If we issue shares under the equity line that results in more than an aggregate of 50 million shares outstanding, we will have to amend our articles of incorporation to increase our authorized capitalization.

                                 USE OF PROCEEDS

         We will not receive any proceeds from shares offered by the selling stockholders. Any proceeds realized from the sale of our stock under the equity line of credit will be used for general corporate purposes.

                          SUMMARY FINANCIAL INFORMATION

         The following information was taken from our financial statements for the nine months ended July 31, 2002 and 2001 (unaudited) and the fiscal years ended October 31, 2001 and 2000 appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustments, consisting of normal recurring items, considered necessary for a fair presentation have been included.

Consolidated Statements of Operations Data
                                                    Nine Months                 Years Ended
                                                  Ended July 31,              Ended October 31,
                                              2002             2001          2001           2000
                                            -----------    -----------    -----------    -----------
                                           (Unaudited)      (Unaudited)
Revenues:                                   $      --      $      --      $      --      $      --
                                            -----------    -----------    -----------    -----------
Expenses:
   Administrative                             1,389,642        951,351      1,353,710        129,778
   Loss of good will                               --             --         (958,628)          --
   Loss on transfer of license
     agreement, net                             150,000           --         135, 491           --
   Depreciation and amortization                 12,300         76,003         69,260           --
                                            -----------    -----------    -----------    -----------
        Total expenses                        1,551,942      1,027,354     (2,517,089)      (129,778)
                                            -----------    -----------    -----------    -----------
Net loss - from operations                   (1,551,942)    (1,027,354)    (2,517,089)      (129,778)

Other income (loss)
   Minority interests                                73          6.859         (4,712)          --
   Interest income                                 --            5,334          5,578           --
   Interest expense                            (325,070)      (163,900)      (201,449)          --
                                            -----------    -----------    -----------    -----------
   Net gain from sale of investment stock          --          312,075        338,049           --


Net loss                                    $ 1,876,939)   $  (866,986)   $(2,379,623)   $  (129,778)
                                            ===========    ===========    ===========    ============

Loss per common share - Basic               $      (.38)   $      (.20)   $      (.15)   $      (.02)
                                            -----------    -----------    -----------    -----------

Average outstanding common
   shares (stated in 1000's)                      4,900          4,299         43,087          6,406


Consolidated Balance Sheet Data
                                                          July 31, 2002           October 31, 2001,
                                                          -------------           -----------------
                                                           (Unaudited)
        Assets
Current assets
   Cash                                                   $   154,538             $       411
   Notes receivable - net or provision of
     for doubtful accounts                                    200,000                 350,000
                                                           ----------              ----------
          Total current assets                                354,538                 350,411
                                                           ----------              ----------
Equipment - net of accumulated depreciation                    86,182                  73,012
                                                           ----------              ----------
Other assets
   Advance deposits                                             5,292                   4,732
                                                           ----------              ----------
          Total assets                                    $   446,012             $  428,1155
                                                           ==========              ==========
        Liabilities and stockholders equity
Current Liabilities
   Notes payable - related parties                        $   627,800                 450,000
   Notes payable                                            1,072,000                 300,000
   Accrued interest - notes payable                              --                    13,949
   Accounts payable                                            51,897                 143,123
        Total current liabilities                           1,751,697                 907,072

Redeemable preferred capital stock
   Series A issued                                               --                       950
   Capital in excess of par value                                --                 3,957,380
                                                                 --                 3,958,330

Minority interest                                               4,965                   5,038
                                                           ----------              ----------
Stockholders' equity - (deficiency)
   Common stock                                                 5,827                  43,187
   Capital in excess of par value                           3,069,863              (1,976,071)
                                                           ----------              ----------
   Deficit accumulated during development stage            (4,386,340)             (2,509,401)
                                                           ----------              ----------
        Total stockholders; equity (deficiency)            (1,310,650)             (4,442,155)
                                                           ----------              ----------

         Total liabilities and stockholders deficiency$       446,012             $   428,155
                                                           ==========              ==========

                                  RISK FACTORS

         A purchase of our common stock is speculative and involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to buy our common stock. Please keep these risks in mind when reading this prospectus, including any forward- looking statements appearing herein. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline and you could lose all or part of the money you paid to buy our common stock.

Risks Relating to Our Business

         Our extremely limited operating history makes it difficult for you to evaluate our business and prospects.

         We commenced our current business operations in January 2001 and have conducted only minimal operations since that time. As a result of our short operating history, we have only limited financial data and business information for you to evaluate our business strategies, past performance and an investment in our common stock. Thus, you may not have adequate information with which to make an informed investment decision.

         We have a history of losses and anticipate future losses that may cause our stock price to decline.

         We have not achieved any significant revenues to date and we may not achieve, or subsequently maintain profitability if anticipated revenues occur more slowly than we expect, or not at all. At July 31, 2002, our accumulated deficit was approximately $4,386,340. We expect to continue to incur significant expenses in connection with:

         *        funding for research and development;
         *        costs of our sales and marketing efforts;
         *        increased general and administrative expenses; and
         *        additional   non-cash  charges  relating  to  amortization  of
                  intangibles and other deferred expenses.

         Accordingly, we need to generate significant revenues to achieve and sustain profitability. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. The current economic downturn has resulted in reduced entertainment spending in many of the markets that we serve worldwide. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

         There is substantial doubt about our ability to continue as a going concern due to working capital shortages, which means that we may not be able to continue operations unless we obtain additional funding.

         The report of our independent accountants on our October 31, 2001 financial statements and note 13 thereto, indicates that there is substantial doubt about our ability to continue as a going concern due to working capital shortages. Our ability to continue as a going concern depends on our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The  video-on-demand  market  is new  and  may not  gain  broad  market
         acceptance;    our   potential   customers   may   not   purchase   our
         video-on-demand systems which could cause our stock price to decline.

         We are focusing our initial sales efforts on various video-on-demand markets. The growth and future success of our business depends largely upon our ability to penetrate new markets and sell our systems to individuals, residents, hotel guests, and patients and attendants in the healthcare industry. Because the video-on- demand market is relatively new, there can be no assurance that there will be broad customer acceptance. If these potential customers determine that video-on-demand is not viable as a business proposition, or if they decide to delay their purchase decisions or to purchase systems from our competitors, our business, financial condition and results of operations will be significantly adversely affected. In this event, our stock price could decline and you could lose a portion or all of your investment.

         If our technology is not accepted by the marketplace, our revenues will decline which will most likely cause our stock price to decline.

         Our technology is ready for deployment in the marketplace. Market acceptance of our technology is critical to our future success. Factors that may affect the market acceptance of our technology include:

         * market acceptance of our DES and related technology;
         * features, performance, and cost of installation and use of our technology;
         * availability of competing technologies;
         * success and development of our marketing and distribution channels;
         * the length of the sale cycle for our products;
         * our ability to control costs;
         * quality of our customer service and support of our technology;  and
         * general political and economic conditions in the United States and abroad, including, but not limited to, results of terrorist events throughout the world.

         Failure of our existing or future technology to achieve and maintain meaningful levels of market acceptance would materially adversely affect our business, financial condition, results of operations and market penetration. This would likely cause our stock price to decline.

         Operating results are likely to fluctuate significantly and cause our stock price to be volatile, which could cause the value of your investment in our company to decline.

         Our future quarterly and annual operating results are likely to fluctuate significantly due to a variety of factors, many of which are outside our control. If operating results do not meet the expectations of investors and securities analysts, the trading price of our common stock could significantly decline, which may cause the value of your investment in our company to decline. Some of the factors that could affect our quarterly or annual operating results or impact the market price of our common stock include:

         * given the nature of the markets in which we participate, we may not be able to reliably predict future revenue and profitability;

         * our ability to develop, market and support our existing technology and any new products that may supplement or enhance our DES or other products we may develop;

         * the timing and amount of, or cancellation or rescheduling of, orders for our technology, particularly large orders for key installations;

         * our ability to retain key management, sales and marketing and engineering personnel;

         * our ability to obtain sufficient supplies of sole or limited source components for our DES technology;

         * a decrease in the average rental prices of our content including movies, music, educational and medical material;

         * changes in costs of hardware  components  and software  applications;
         and

         * the mix of technologies that we sell and the mix of distribution channels through which they are marketed.

         Due to these and other factors, quarterly and annual revenues, expenses and results of operations could vary significantly and period-to-period comparisons should not be relied upon as indications of future performance. These fluctuations could cause our stock price to be volatile.

         We currently depend on a single family of products and our future success could depend on enhancement of our current products or development of new products. If demand for our products declined or we fail to develop and market new products in a timely manner, our business could be adversely affected and our stock price would decline.

         We expect that initially most of our revenues will be derived from the recently developed DES. If there is not an immediate demand for DES and we are unable to develop and market new or enhanced products, our business and revenues will be adversely affected. Our failure to make timely introductions of new products and service enhancements, or the failure of such new products or enhancements to achieve market acceptance, could result in a material adverse affect on our business, financial condition and results of operations. There can be no assurance that we will be successful in developing and marketing new or enhanced products. Failure to successfully market DES or to develop new products could result is significant operating losses which will have a negative effect on your investment in our stock.

         System errors, failures, or interruptions could cause delays in delivery or require design modifications, which may have a negative impact on our business and damage our reputation and customer relationships.

         System errors or failures may adversely affect our business, reputation and financial results. Despite our testing and testing by current and potential customers, all errors or failures may not be found in our products or, if discovered, successfully corrected in a timely manner. These errors or failures could cause delays in product introductions and delivery or require design modifications that could adversely affect our competitive position. Our reputation may also suffer if our customers view our products as unreliable, whether based on actual or perceived errors or failures in our products. Further, a defect, error or performance problem with our DES could cause our customers' cable television systems to fail for a period of time. Any such failure would cause customer service and public relations problems for our customers. As a result, any failure of our customers' systems caused by our technology could result in delayed or lost revenue due to adverse customer reaction, negative publicity regarding us and our products and services and claims for substantial damages against us, regardless of our responsibility for such failure. Any claim could be expensive and require us to spend a significant amount of resources, regardless of whether we prevail.

         If we lose key personnel or are unable to attract new qualified personnel, we may be unable to successfully operate our business which would adversely affect your investment.

         We depend on the continued contributions of our executive officers and other technical personnel to work effectively as a team, to execute our business strategy and to manage our personnel. The loss of key personnel or their failure to work effectively could materially harm our business because of the cost and time necessary to replace and train replacements. Such a loss would also divert managements' attention away from operational issues. There is intense competition amongst employers to attract certain technical specialties. We may not be able to attract and retain the necessary personnel to accomplish our business objectives as our business develops and grows. This would adversely affect our ability to satisfy future customer demand in a timely fashion or to support our customers and operations. The resulting adverse effect on our business could lead to a decline in our stock price and a loss of a portion or all of your investment.

         Some of our directors and executive officers have outside business interests which may reduce the amount of time they can devote to our business which could negatively affect the management of our business and be a detriment to our ongoing operations.

         Although we expect most of our directors and executive officers to devote at least 50% of their time to the affairs and operations of our business, some of these persons have other outside business interests to which they must devote a portion of their time. If some of these persons spend more time with their other business interests and less time to our business, it may negatively affect the ability of our management personnel to effectively manage our operations. In this event, our operations would most likely suffer which would negatively affect our operating results.

         Although we have not finalized any of our provisional applications for patents, we will ultimately rely on the protections afforded to our technology and intellectual property rights by the issuance of patents. Our inability to protect our rights could impair our business, and cause us to incur substantial expense to enforce our rights. Third party claims against our intellectual property rights can harm our reputation and ability to sell our products and would be costly to defend.
                                       -9-

         Our business, future success and ability to compete are partially dependent upon our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws to protect our proprietary rights, which laws provide only limited protection. To date, we have filed six provisional applications for patents, none of which have been finalized. In addition, patents may not be issued on our current or future technologies. Also, it may be possible for unauthorized third parties to copy or reverse engineer aspects of our products, develop similar technology independently, or obtain and use information that we regard as proprietary. In particular, we may provide our customers or licensees with access to proprietary information which they may improperly appropriate. Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

         We expect that digital video and software providers, such as ourselves, will increasingly be subject to patent infringement claims as the number of products and competitors grow and the functionality of products is enhanced and overlaps with products of other industries. If third parties assert claims that our products infringe their proprietary rights, we could incur substantial costs associated with defending these claims, whether the claim have merit or not. Such claims could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, which may not be available on acceptable terms or at all.

         Additional required capital may not be available at attractive terms which would have a material negative effect on our operating results and our stock price.

         To date, we have financed much of our operations through cash from the private sale of our securities, loans from our officers and directors, and by borrowing funds from third parties. We cannot assure you that future financing, whether from external sources or related parties, will be available at acceptable terms. Selling additional stock, either privately or publicly, could dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

         We are a new business, significantly smaller than most of our competitors, and we may lack financial resources required to capture an increased market share or to compete successfully against our competitors which would adversely affect our ability to generate income.

         The market for our DES technologies and products is highly competitive and rapidly changing. Given the limited commercial deployments of video-on-demand systems to date, the respective market shares of companies competing in this market are uncertain. We are significantly smaller than the majority of our competitors which will make it difficult for us to compete in most markets. Also, if we develop new products, we will most likely encounter additional competition in new markets. Although we believe our technology and products are better than those offered by competitors, that difference may be narrowed or eliminated in the future. If we are unable to compete successfully with other in our market, our business will most likely fail resulting in a decline in our stock price and a loss of your investment.

          In the video-on-demand market, our competitors currently include the following:

         * in the domestic cable, international cable and digital subscriber line market, principally SeaChange International Inc., nCUBE Corporation, Concurrent Computer Corporation and DIVA Systems Corporation;

         * in the education market, principally Silicon Graphics, Inc., Cisco Systems, Inc. and International Business Machines Corp., as well as other third parties; and

         * in the Video-on-Demand market, principally Lodgnet, OnCommand and Hospitality Networks

         If we do not manage our  anticipated  business  growth,  our ability to
         manage  our  business   effectively  and  continue  to  grow  could  be
         negatively impacted.

         We anticipate that initially, substantially all of our future revenue growth will come from our DES operations. Our anticipated growth could place a strain on our management systems and other resources. Our ability to successfully implement our business plan in a rapidly evolving market will require an effective planning and management process. We must also continue to improve our management and marketing efforts and recruit, hire and train new personnel. We cannot assure you that we will be able to successfully manage our anticipated expansion. If we fail to manage our growth, our operations may be disrupted and expenses increase which will have a negative impact on our ability to operate profitably.

         Future acquisitions, alliances, joint ventures or divestitures that we may possibly undertake could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.

         If appropriate opportunities arise in the future, we may possibly consider acquiring or making investments in complementary businesses, technologies, services or products, entering into joint ventures, or divesting certain operations. The process of integrating any acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may consume significant management resources that would otherwise be employed in the ongoing development of our business. In addition, we may not realize the expected benefits of any acquisition, joint venture or divestiture. We may be unable to successfully identify, negotiate or finance future acquisitions or integrate any acquisitions with our current business. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business and financial results.

Risks Relating to Our Industry

         Implementing DES is complex, time consuming and expensive and we may experience long sales and implementation cycles; this may cause our quarterly revenues, expenses and operating results to vary significantly in future, period-to-period comparisons.

         Our products are relatively complex and their purchase generally involves a significant commitment of capital, with delays frequently associated with large capital expenditures and implementation procedures. Customers purchasing our products must coordinate financing, planning and implementing the products which can take considerable time. As a result, the sales cycles associated with the purchase of our products may be lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which we have little or no control. Delays could cause us to recognize revenues from sales in a later period which could negatively impact our quarterly results on period-to-period comparisons and make it more difficult for investors to evaluate our business.

         The success of our business is dependent upon the emerging digital video market, which may not gain broad market acceptance; any failure by the market to accept digital video technology will limit our potential sales of our products.

         Video-on-demand is a new and emerging technology and we cannot assure you that it will attract widespread demand or market acceptance. Our success in this market will depend upon the commercialization and broad acceptance of video-on-demand by residential cable subscribers and other industry participants, including cable system operators, content providers, set-top box manufacturers, and educational and healthcare institutions.

         Cable television operators historically have relied on traditional analog technology for video management, storage and distribution. Interactive technology installation, which is necessary to provide video-on-demand, requires a significant initial investment of capital. The future growth of our business will depend on the pace of the installation of interactive digital cable and digital set-top boxes, the rate at which television operators deploy digital infrastructure and the rate at which digital video technology expands to additional market segments. If this market experiences slow growth or lack of broad customer acceptance, our sales will be negatively impacted which will adversely affect your investment in our stock.

         The success of our business is dependent on the availability of, and the distribution windows for, movies, programs and other content and, if sufficient video-on-demand content is not available on a timely basis, customers will be less likely to use our video-on-demand products.

         The success of DES will largely be dependent on the availability of a wide variety and substantial number of movies, programs, educational matter and other material or content in digital format. We do not produce or provide digital video-on-demand content. Accordingly, we are dependent, in part, on content providers such as traditional media and entertainment companies providing significant content for video-on-demand. Further, we are dependent in part on other third parties to convert existing analog content into digital content so that it may be delivered via video-on-demand.

         In   addition,   we   believe   that  the   ultimate   success  of  our
video-on-demand products will depend in part on the timing of the video-on-demand distribution window. The distribution window is the time period during which different mediums, such as home movie rental businesses, receive and have exclusive rights to motion picture releases. Currently, video rental businesses have an advantage of receiving motion picture releases on an exclusive basis. This is before most other forms of non-theatrical movie distribution, such as pay-per-view, premium television, video-on-demand, basic cable and network syndicated television. The length of the exclusive distribution window for movie rental businesses varies, typically ranging from 30 to 90 days for domestic video stores. Thereafter, movies are made sequentially available to various television distribution channels. We believe the success of our video-on-demand products will depend in part on movies being available for video-on-demand distribution either simultaneously with, or shortly after, they are available for video rental distribution. Distribution channels are determined solely by the studio releasing the movie. If cable operators and content aggregators with whom we contract with are unable to acquire movies and other content in a timely manner, consumers will be less likely to use our products which will have a material adverse effect on our revenues.

         We cannot assure you that our products and services will keep pace with technological developments, emerging industry standards and the changing needs of our customers or achieve market acceptance, any of which could materially adversely affect our ability to market our products and services.

         The video-on-demand market is characterized by rapidly changing technology, evolving industry standards and new product introductions and enhancements. We cannot give you any assurance that we will be successful in enhancing our real-time or video-on-demand products or developing, manufacturing and marketing new products that satisfy customer needs, or that our products will achieve market acceptance. Also, competitors may introduce new products and technologies that may render one or more of our products obsolete. New technologies in the real- time, television and video industries may result in new products and services that could successfully compete with our products and services. Our future success will depend on our ability to continue to enhance our existing products, including development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. If we fail to successfully respond to changing technology, we will be at a competitive disadvantage which will have a material adverse effect on our revenues.

         We are subject to certain governmental regulations and thus, new laws or changes in existing laws, or any finding that we have been, or are in noncompliance with such laws, could result in, among other things, governmental penalties.

         Our business may be subject to various international, federal, state, local, health, safety, labor and product regulations. The regulations may be complex, change frequently and may require significant expense in order to comply. The television industry is subject to extensive regulation in the United States and other countries. Our video-on-demand business is dependent upon the continued growth of the digital television industry in the U.S. and internationally. Television operators are subject to extensive government regulation by the Federal Communications Commission and other federal and state regulatory agencies. These regulations could have the effect of limiting capital expenditures by television operators and thus could have a material adverse effect on our ability to generate revenues. The enactment by federal, state or international governments of new laws or regulations could adversely affect our cable operator customers, and thereby materially adversely affect our revenues. Further, our products and services may be subject to the rules of industry standards bodies like the International Standards Organization, as well as regulation of other agencies such as the FCC. If we fail to adequately address any of these regulations, we could be subject to governmental penalties and our ability to generate business revenues could be harmed.

Risks Relating to Ownership of Our Common Stock

         Our common stock price has been volatile and, following this offering, you may not be able to sell your shares at or above the price that you pay for the shares.

         Our stock is currently traded on the OTC Bulletin Board. If you purchase shares of our common stock in this offering, you will pay a price established by the current market place. Because there has been little trading volume in our shares, the price has been quite volatile. Also, we have effected two reverse stock splits since December 2000. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond are control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

         * variations in our quarterly operating results;

         * the development of the video-on-demand market in general;

         * changes in market valuations of similar companies

         *  announcement  by us or our  competitors  of  significant  contracts,
         acquisitions,   strategic  partnerships,   joint  ventures  or  capital
         commitments;

         * loss of a major customer or failure to complete significant transactions;

         * additions or departures of key personnel; and

         * fluctuations in stock market price and volume.

         Additionally, in recent years the stock market in general, and the OTC-BB and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

         In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock..

         Purchasers of the shares offered hereby will suffer immediate and substantial dilution in the value of your investment.

         You will incur immediate and substantial dilution in the net tangible book value of common stock based on the current market price of $ 0.35 per share, and assuming all the equity line of credit is fulfilled. There are no limits on the maximum number of shares that may be issued under the equity line. The lower the stock price at the time shares are issued under the equity line, the more shares investor will receive which will increase dilution. Also, to the extent that the investor under the equity line sells its shares into the market, the price of our shares may decrease due to the additional shares in the market.

         We do not intend to pay dividends which could negatively affect the price of our stock.

         To date, we have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our future earnings for growth and development of our business and, therefore, we do not anticipate paying any dividends in the foreseeable future which may have a negative effect on the price of our stock.

         Our executive officers, directors and principal stockholders own a significant percentage of our company and will be able to exercise significant influence over our company, which could have a material and adverse effect on the market price of our common stock.

         After this offering and assuming all of the shares of common stock to which this prospectus relates are issued, our executive officers, directors and other principal stockholders and their affiliates will together control approximately 3.3% of our outstanding common stock. As a result, these stockholders, if they act together, may be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will continue to have significant influence over our affairs. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale and might affect the market price of our common stock.

         The market price of our common stock may drop significantly when the restrictions on resale by our existing securityholders lapse.

         Following this offering, we will have approximately 76,026,596 shares of common stock outstanding, premised on the maximum number of shares being offered under the equity line. Approximately 4,975,742 shares, or 7%, of our outstanding common stock will be subject to restrictions on resale under United States securities laws.
 As these restrictions on resale expire, the market price of our common stock could drop significantly if holders of these shares sell them or are perceived by the market as intending to sell them. These sales also may make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

         In order to fulfill the maximum dollar amount of the equity line based on the current market price of our shares, we will have to amend our articles of incorporation to increase the total authorize common stock in order to accommodate the maximum number of shares issuable to Cornell Capital, which could cause undue delay in securing financing.

         Pursuant to our articles of incorporation, presently we are authorized to issue a maximum of 50 million shares of common stock. In the event we draw the maximum amount under the equity line at the current price of our common stock, or less, we would have to issue more shares than we currently have authorized. Accordingly, we would have to amend our articles of incorporation to increase the authorized common stock, which could be timely and result in delays in obtaining advances under the equity line. This delay may impede our securing adequate capital and have a negative effect on the value of your investment.

         Possible "Penny Stock" Regulation may have an adverse effect on the market for our stock.

         Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

         o make a special suitability determination for purchasers of our shares;

         o receive the purchaser's written consent to the transaction prior to the purchase; and

         o deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

         Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING-STATEMENTS

         This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties. These factors may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will" "should," "expects," "intends," "plans," anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.

         These statements are only predictions. Although we believe that the expectations reflected in the forward- looking statements are reasonable, we
cannot   guarantee   future   results,   levels  of  activity,   performance  or
achievements.


                                 USE OF PROCEEDS

         This prospectus relates only to shares of our common stock that may be offered and sold from time-to-time by certain selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. You should note that we will receive proceeds from the sale of shares to Cornell Capital under the equity line of credit. However, we cannot predict the number of draws we may make under the equity line or the amount of funds that we might realize.


                                    DILUTION

         As of July 31, 2002, our net tangible book value was ($1,305,685), or ($0.22) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

         Because this offering is being made solely by selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Net tangible book value, however, will be impacted by the common stock to be issued under the equity line of credit. The amount of dilution will depend on the offering price and the number of shares to be issued under the equity line. The following example shows the dilution to new investors at an offering price of $0.35 per share.

         For illustration purposes, we will assume that at July 31, 2002 we had issued 70.2 million shares of common stock under the equity line of credit at an assumed sale price of $0.35 per share, less commitment fees of $1.0 million and $50,000 of other offering expenses. At a price of $$0.35 per share, we would receive net revenues of approximately $18.95 million. Accordingly, our net tangible book value at July 31, 2002 would have been $17,644,315 or $0.23 per share. Such an offering would represent an immediate increase in net tangible book value to our existing shareholders of $0.45 per share and an immediate dilution to new stockholders of $0.12 per share, or 34%. The following table illustrates the per share dilution:

   Assumed sale price per share                                  $  0.35
   Net tangible book value per share before the sale               (0.22)
       Increase attributable to new investor                        0.45
   Net tangible book value per share after this offering            0.23
   Dilution per share to new investor                               0.12
______________________

         The offering price of our common stock to new investors by this prospectus is based on the then-existing market price. To give prospective investors an idea of the potential dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices to new investors:


         Assumed             No. of Shares to Be       Dilution per Share to
     Offering Price                    Issued(1)             New Investors
       $ 0.30                      70,175,438             $ 0.07 - (23%)
         0.35                      60,150,375               0.12 - (34%)
         0.50                      42,105,263               0.13 - (26%)
         1.00                      21,052,631               0.30 - (30%)
         1.50                      14,035,087               0.61 - (41%)
         2.00                      10,526,315               0.92 - (46%)
_____________________

        (1) Based on the number of shares issued at 95% of the current market price at the time of sale for the maximum $20 million under the equity line.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock trades in the over-the-counter market and quotations are published on the OTC Bulletin Board under the symbol "VCTY." The table below sets forth the high and low bid prices of our common stock for each quarterly period indicated since July 2000 as reported by the OTC-BB. There was no established market prior to the third quarter of 2000. Prior to March 2002 our shares traded under the symbol "VIDC" and, prior to December 2000, our stock's symbol was "PVTC." All quotations have been adjusted to give effect to the .61 for 1 reverse stock split effected by us on December 4, 2000, and the 1 share for 10 shares reverse split effected March 1, 2002. On October 11, 2002, the last reported sales price of our common stock on the OTC-BB was $ 0.35 per share.

                                                 High Bid         Low Bid
                                                 --------         -------
         2000
                  Third Quarter                 $    9.21        $    9.21
                  Fourth Quarter                    50.00            32.50
         2001
                  First Quarter                 $   53.75         $  30.00
                  Second Quarter                    51.00            22.50
                  Third Quarter                     20.50            10.50
                  Fourth Quarter                    10.10             1.10
         2002
                  First Quarter                 $    1.50        $    0.90
                  Second Quarter                     1.75             1.05
                  Third Quarter(1)                   1.30             0.35
         ______________________

                  (1)      Through October 11, 2002.



         The foregoing quotations represent inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions. Despite the publication of quotations during the above periods, there was light trading volume in our shares and the quotations may not be indicative of an established trading market.

         We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

         At August 30, 2002, there were approximately 118 holders of record of our common stock, including broker-dealers and clearing firms holding shares on behalf of their clients, as reported by our transfer agent.


Equity Compensation Plan Information

     The following table sets forth the number of securities that we may issue pursuant to our equity compensation plans and the remaining number of shares available under the plan. Presently, there are no options outstanding under the plans.

                                                                                          Number of securities
                                                                                        remaining available for
                       Number of Securities to be     Weighted-average exercise           future issuance under
                           Issued upon exercise of         exercise price of           equity compensation plans
                              outstanding option,       outstanding options,              (excluding securities
                             warrants and rights         warrants and rights             reflected in column (a)

     Plan category                  (a)                           (b)                                 (c)

Equity compensation                 -0-                           -0-                             738,412 (1)
plans approved by
security holders


_____________________


         (1) The number of shares available for future issuance does not include 256,800 share that have been reserved for plan units that have been issued, but not yet vested under the 2000 Stock Incentive Plan, and 50,000 shares that have been authorized for issuance under the 2002 Stock Award Plan, but have not been certificated.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of July 31, 2002 on an actual basis. You should read this table together with the consolidated financial statements and accompanying notes that we include later in this prospectus.


                                                                                                 July 31, 2002
                                                                                                  (Unaudited)
         Cash.......................................................................       $          154,538

         Long-term debt.............................................................                         0

         Minority interest..........................................................                     4,965

         Stockholders' equity (deficit)
              Common stock:  50,000,000 shares authorized of $0.001 par value,
              5,826,596 shares issued and outstanding...............................                     5,827

         Capital in excess of par value.............................................                 3,069,863

         Deficit accumulated during development state...............................                (4,386,340)

              Total stockholders' equity (deficiency) ..............................         $      (1,310,650)


              Total capitalization..................................................         $      (1,310,650)

                              EQUITY LINE OF CREDIT

         On May 28, 2002, we entered into an equity line of credit agreement with Cornell Capital, a private limited partnership. Pursuant to the agreement, Cornell Capital will provide to us private equity financing up to a maximum $20 million over a period of up to 24 months from the effective date of the registration statement to which this prospectus relates. By the terms of the equity line, we may, from time to time, in our sole discretion, sell shares of our common stock to Cornell Capital at a price per share equal to 95% of the average market price established during the pricing period related to a particular sale. Each periodic sale is referred to as an advance. The pricing period is defined as the five consecutive trading days after we give Cornell Capital notice of an advance. A closing will take place seven trading days after our notice of an advance. At the closing, we will deliver shares of our common stock and Cornell Capital will pay the advance amount. Cornell Capital will retain 5% of each advance under the terms of the equity line.

         The equity line permits us to draw, at our option, up to $250,000 a maximum of four times per month. The total amount of shares issuable under the equity line is determined by the price of the actual sales. There is no minimum price at which shares can be sold under the equity line of credit. Accordingly, if the price of our stock declines, we will be obligated to issue more shares. In no event will the number of shares issuable pursuant to an advance cause Cornell Capital to own in excess of 9.9% of the then outstanding Videolocity common stock.

         In connection with the equity the line of credit agreement, we issued to Cornell Capital 290,000 shares of our common stock as a commitment fee upon execution of the agreement. We also issued to Westrock Advisors 10,000 shares of common stock to act as our exclusive placement agent pursuant to the placement agent agreement.

         The equity line of credit agreement provides that Cornell Capital will purchase up to $20 million of our shares and that we must register with the SEC the resale of the common stock issuable under the equity line. We are also required to register the additional 300,000 shares issued to Cornell Capital and Westrock Advisors.

         Registration enables Cornell Capital and Westrock Advisors to resell their common stock from time to time in the market or in privately-negotiated transactions. We will prepare and file amendments and supplements to the registration statement as may be necessary in order to keep the registration statement effective as long as the selling stockholders hold shares of our stock or until such shares can be sold pursuant to an appropriate exemption from registration. We have agreed to bear certain expenses (other than broker discounts and commissions, if any), including certain legal fees for Cornell Capital not to exceed $10,000 plus $500 for escrow fees per closing of each advance under the equity line.

         We anticipate that we will draw against the equity line up the applicable maximum amount as we deem prudent and necessary based upon our corporate needs. Our ability to put shares of our common stock to Cornell Capital is subject to certain conditions and limitations, including, but not limited to the following:

         o the registrations statement, of which this prospectus is a part, must have previously become effective and shall remain effective on the date of each put;
         o our representations and warranties to Cornell Capital set forth in the equity line of credit agreement must be true and correct in all material respects as of the date of each put;

         o no statute, rule, regulation, executive order, decree, ruling or injunction shall be in effect that prohibits, nor any action, suit or proceeding shall be in progress, pending or threatened that seeks to enjoin or prohibit, the transactions contemplated under the equity line of credit agreement, or otherwise has a material adverse effect on our business, operations, properties or financial condition;

         o at the time of a notice to draw against the equity line, there shall have been no material adverse change in our business, operations, properties, prospects or financial condition, except as disclosed in our reports filed with the SEC pursuant to the Exchange Act; and

         o our common stock shall not have been delisted from its principal market (currently the OTC-BB) nor suspended from trading.

         We intend to use our best efforts to satisfy the conditions required under the equity line of credit agreement with Cornell Capital and believe we will be able to sell shares to Cornell Capital thereunder. We cannot predict the actual number of shares of our common stock that will be issued pursuant to the equity line, in part, because we cannot estimate the total number of draws we intend to make and the purchase price of the shares will fluctuate based on prevailing market conditions. Assuming we draw down the entire $20 million available under the equity line in a single advance, which is not permitted, and the purchase price was equal to $0.35 per share, then we would issue approximately 70 million shares of common stock to Cornell Capital. These shares would represent approximately 92% of our then outstanding common stock upon issuance. If the price of our common stock declines, we would be required to issue a greater number of shares under the equity line.

         Cornell Capital (or any other underwriter) has the right to review this prospectus, the registration statement, and our records and properties to obtain information about us and the accuracy of this registration statement and prospectus. Cornell Capital has the opportunity to comment on the registration statement and prospectus, but is not entitled to reject a notice to draw against the equity line based on its review. Cornell Capital may be entitled to indemnification by us for any lawsuits based on the interpretation of the language in this prospectus with which it does not agree.


                              PLAN OF DISTRIBUTION

         Pursuant to our equity line of credit agreement with Cornell Capital and subject to certain conditions contained therein, we may from time to time, in our sole discretion, sell or "put" shares of our common stock to Cornell Capital. Thereafter, Cornell Capital may resell these shares pursuant to this prospectus. Other than the equity line of credit agreement, we do not have any material relationship with Cornell Capital.

         We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. However, we will receive funds upon the sale and issuance of shares under the equity line of credit agreement. We will bear all costs relating to the registration of the common stock offered by this prospectus, including printing, accounting, legal and filing fees. Such costs are estimated by us to be approximately $50,000.

         This prospectus relates to the offer and sale by selling stockholders of our common stock. We are not aware of how or when selling stockholders will choose to make such sales. Selling stockholders will be able to sell their shares, from time to time, in any of several ways including, without limitation;

         * one or more market transactions at the prevailing market prices and terms;
         *        in negotiated transactions;
         *        block sales;  or
         *        individual sales.

         Sales by selling stockholders will be without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers.

         Under the securities laws of certain states, the selling stockholders may sell their shares in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have first been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Each selling stockholder has represented to us that it currently has no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of our common stock. Each selling stockholder has further represented that no securities selected dealer agreement or similar agreement is intended to be used with respect to the offering and sale of our common stock. Selling stockholders may sell their shares in an ordinary brokerage transaction, without any placement or other agent, and for normal and customary brokerage fees and/or commissions.

         The selling stockholders are deemed to be underwriters with respect to the shares sold by them. Also, broker-dealers, agents or other persons acting in connection with such sales may also be deemed to be underwriters. Any commission received by them or discounts or concessions allowed to such persons, and any profits received on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital will pay to us 95% of the lowest closing bid price on our shares reported by the OTC-BB, or other principal trading market on which our shares may be traded, for the 5 days immediately following the notice date. The 5% discount on the purchase price is deemed to be an underwriting discount for Cornell Capital. Cornell Capital will also retain 5% of the gross proceeds raised under the equity line. In connection with the equity line, we have issued 290,000 shares of our common stock to Cornell Capital as a commitment fee, and 10,000 shares to Westrock Advisors as a placement agent fee.

         We have advised the selling stockholders that during the time each is engaged in distribution of the securities covered by this prospectus, each must comply with Rule 10b-5 and the anti-manipulation provisions of Regulation M under the Exchange Act. Accordingly, each selling stockholder:

         * must not engage in any stabilization activity in connection with our securities;

         * must furnish each broker through which securities covered by this prospectus may be offered the number of copies of this prospectus which are required by each broker; and

         * must not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock other than as permitted under the Exchange Act.

Any selling stockholders who may be "affiliated purchasers" of us as defined in Regulation M, have been further advised that pursuant to Securities Exchange Act Release 34-38067 (December 20, 1996), they must coordinate their sales under this prospectus with each other and with us for purposes of Regulation M. None of the selling stockholders has been an officer, director or otherwise an affiliate of our company during the last three years.


                              SELLING STOCKHOLDERS



         We entered into the equity line of credit with Cornell Capital to provide financing for a period of up to 24 months from the effective date of the registration statement. As Cornell Capital provides funds under the equity line, it receives shares of our common stock.



         This prospectus relates to the offer of common stock, received by the selling stockholders under the equity line of credit agreement, into the public market. All expenses associated with the sale of shares of common stock by the selling stockholders will be paid by the selling stockholders.

         Following effectiveness of our registration statement, the selling stockholders' shares, upon issuance, will be free of restrictions, other than restrictions under the Securities Act with respect to persons who may be deemed to be our affiliates.

         The selling stockholders may sell their respective shares of common stock: (1) directly through broker-dealers acting as agents for them; or (2) to broker-dealers who may purchase shares as principal and thereafter sell the shares from time to time in negotiated transactions or otherwise. Such broker-dealer, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions.

         None of the selling stockholders have held a position or executive office, or had any other material relationship with us, except as follows:

         o Cornell Capital is the investor under the equity line of credit. All investment decisions for Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

         o Westrock is the placement agent to us in connection with the equity line of credit.

         The following table sets forth as of the date hereof, certain information regarding the beneficial ownership of our common stock, or the maximum number of shares to be received upon fulfillment of the equity line of credit, by each selling stockholder. Except as otherwise noted, the persons shown in the table have sole voting and investment power with respect to the shares. These selling stockholders are presented together in this table for convenience of presentation only.


                                                                                                            Number
                                                       Beneficial Ownership Prior to Offering             Of Shares
 Name                                          Number of Shares             Percent of Class(1)(2)        To Be Sold
 ----                                          ----------------             ----------------------        ----------
Cornell Capital Partners, L.P...............       70,490,000(3)                   92.0%                 70,490,000

Westrock Advisors, Inc......................           10,000                        0%(4)                   10,000

          Totals............................       70,500,000                      92.0%                 70,500,000

(1) Total outstanding shares includes 5,826,596 shares issued and outstanding as of August 30, 2002 plus the maximum number of shares being offered by Cornell Capital and Westrock Advisors.
(2) Computation of percentages assumes maximum number of shares issued under the equity line of credit. However, percentage does not take into account: (i) additional shares that may be issued upon the exercise of various options presently outstanding and exercisable; or (ii) additional shares of common stock that may be issued upon conversion of certain other convertible securities, either presently outstanding or that may be issued in the future. See "Description of Securities", and "Risk Factors."
(3) Based on 290,000 shares previously issued to Cornell Capital and the issuance of approximately 70.2 million additional shares pursuant to the equity line. Shares are issued under the equity line at 95% of the market price of our common stock.
(4)      Less than .01%.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion regarding our financial condition should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Overview

         We are a solution engineering and marketing company involved in the deployment of the DES and other advanced digital information and entertainment systems. DES delivers video-on-demand in near DVD quality, including movies and other videos, medical information and educational material to individuals, residents, hotel guests, and patients and attendants in the healthcare industry.

         During fiscal 2001 and the first nine months of fiscal 2002 ended July 31, 2002, we were a research and development company and received no revenues from operations. During this period we did realize minimal interest income.


Plan of Operation


         We operate our business through five subsidiaries which perform various functions, strategic to their market place or core competency. A sixth subsidiary is inactive. To date, our activities have been limited to developing the DES and other technologies. We are presently commencing the initial marketing of DES into various marketplaces in the U.S. such as hospitality (hotels and resorts) and healthcare (hospitals, long-term care facilities and retirement centers) industries.


         We intend to use our existing capital, together with proceeds from prospective future financings, to continue deployment and sales of DES, which includes high-speed Internet access. Management estimates that minimum expenses during the next twelve months will be approximately $1.8 million, consisting of $1.4 million in payroll, $70,000 for office rent, and $261,000 for general and administrative expenses including legal and accounting fees. We anticipate funding payroll expenses with proceeds from the equity line of credit. Research and development expenses are estimated to be approximately $69,000 during the next twelve months. These expenses will be directed at further development of the DES and integration in television sets and other monitors. We will also incur substantial additional costs in connection with the manufacture and deployment of DES. Management further estimates that such costs will be a minimum of $10 million, but we are optimistic that we will be able to cover most of those costs from future financing.

         Our subsidiary, Videolocity, Inc., has executed a non-exclusive agreement dated May 11, 2002 with Tech Flex Funding Inc. of Mission Viejo, California. Pursuant to this relationship, Tech Flex will provide funding for production and installation of the DES and other products on a lease back program without recourse to us. The Tech Flex financing package is underwritten by American Express Equipment FinanceTM and includes maintenance and service calls as well as future technology upgrades. All Videolocity products have been fully approved to be included in the financing package. Additionally, the companies have agreed in writing to represent each other as business partners. No other affiliation or contract between the two parties currently exist and no revenues have been generated to date.

         Currently, we do not intend to sell any hardware or software. Our business plan is to manufacture or purchase hardware and software and deploy our systems at no cost to the customer. It is anticipated that we will finance the system equipment and realize the majority of the revenue stream created by the end users. Presently, we do not anticipate any significant purchase or sale of plant or equipment. Additionally, we do not anticipate the addition of large numbers of employees because our business model calls for outsourcing any and all functions that would be directly related to the number of deployments. We are, and intend to remain, a technology company.

         We anticipate generating future revenues from the delivery of video and other content to the end users of our DES, together with high-speed Internet access. Management believes that we will begin to realize revenues by December 31, 2002 from contracts currently being negotiated with hotel and healthcare properties. We will charge a fee for each movie or other item of content viewed through our system and/or high-speed Internet access and we will remit a portion of each fee to the studio or other content provider. We also plan to sell or lease our set-top boxes for use with the DES to viewers at a price calculated to return it's out of pocket costs and a small profit over a period of three to five years.

         Although we have not finalized our structure for content fees, the following is an estimate of content fees that we will charge end users:

     Internet access:          $ 6.95 to $ 11.95 for each 12 or 24 hour period
     Video-on-demand:          $ 5.95 to $ 12.95 per viewing
     Games:                    $ 2.95 to $ 6.94 for each 1 to 4 hour period

Please note that all prices are subject to change and may vary depending upon property location, usage volume and response to competition.

         During the next twelve months, we plan to seek additional debt funding in the form of credit lines for up to approximately $50 million. This would permit us to cover our minimum expenses described above and accelerate deployment of our DES. As of the date hereof, we have not formalized any new funding except for the equity line of credit with Cornell Capital. We can not give you any assurance that we will be able to secure such additional funding on favorable terms to us, or otherwise. We have entered into a $20 million equity line of credit agreement with Cornell Capital, which we anticipate will provide us with adequate working capital for at least the next 24 months. Without drawing against the equity line and based on current costs of operation, contract commitments, and availability of credit, management estimates that our current assets will be sufficient to fund our cost of operation for approximately the next three months and that we must obtain additional financing during that time in order to continue operations.

         During the nine month period ended July 31, 2002, we have received an aggregate of $949,800 in loans from various individuals, including $178,000 from related parties. An additional $285,000 in loans during this period were subsequently converted into shares of our common stock. These loans are evidenced by 6% to 8% notes with 90 day maturities and the funds are being used for general operational expenses. The notes have been extended with maturities through October 2002.

         On April 30, 2001, the board of directors unanimously authorized the sale at the price of $1.00 per share of up to 1 million shares of the Common Stock of Healthcare Concierge, Inc., formerly Videolocity Direct, Inc. Healthcare Concierge is 94% owned by Videolocity International, Inc. and the 1 million shares to be sold are currently issued and outstanding. Although we still intend to follow through with the sale of Healthcare Concierge shares, to date we have not taken any action to proceed with such a sale.

         Upon our acquisition of 5th Digit Technologies, LLC. in December 2000, we issued 950,000 shares of Series A Preferred Stock, which shares were redeemable at the option of the holders during the period from January 2 through January 31, 2002, at a price of $5.00 per share. On January 2, 2002, we filed a lawsuit alleging fraud and misrepresentation. Three of the individuals originally comprising 5th Digit ownership, settled with us in an exchange (sale and purchase) of one share of their Series "A" Preferred shares for three shares Videolocity common stock. Subsequently, the Court canceled the remaining 350,000 Series "A" shares, leaving no shares outstanding.

         60 Day Secured Notes

         On July 30, 2001 our Board of Directors authorized the borrowing of $750,000 in 60 day secured notes bearing 6% simple interest. The notes are secured by an assignment and collateral pledge of 100% of the outstanding stock of our subsidiary, Videolocity Technologies, Inc. (5 million shares), which holds our six Provisional Patent Applications. An aggregate of $750,000 of the secured Notes had been placed by August 1, 2001, and have been extended until November 2002 under the UCC-1 financing statement. A total of $450,000 of the notes are with affiliated parties including Larry McNeill ($135,000), Bennie L. Williams ($100,000) and ISOZ, LC ($215,000).

         We owed certain of our affiliates approximately $320,000 which was due as of July 29, 2001. The affiliates loaned us an additional $30,000 and agreed to convert their total outstanding loans of $350,000 to the 60 day notes. One additional affiliate loaned us $100,000 and three independent, unaffiliated individuals each loaned an additional $100,000, bringing the total notes payable to $750,000. These funds provided us with necessary operating capital. We also expected certain other funds due to an agreement with Millennium International, LLC. Millennium initially agreed to arrange for a $1 million loan to us. However, due to overall market conditions created by the tragic events of September 11, 2001, Millennium informed us that it would be unable to fulfil its commitment. By mutual agreement, we terminated our arrangement with Millennium on December 31, 2001.

         The total of $750,000 in notes, which was due and payable on or before October 31, 2001, has been continued from time to time until February 28, 2002. As bonuses for these loans and the extensions thereof, we have issued an aggregate of 685,000 shares of our common stock and 300,000 shares of common stock of our subsidiary, Videolocity Direct, Inc., which is now known as Healthcare Concierge, Inc. These notes remain outstanding as of the date hereof, however extended until November 2002 under the UCC-1 financing statement.

         UCC-1 and Extension of Secured Notes

         On April 1, 2002, together with our subsidiary Videolocity Technologies, Inc., we entered into a security agreement with the holders of certain promissory notes totaling $1,050,000. The note holders were granted a security interest, pro rata their loan amount, in the Provisional Patent Applications which embrace the proprietary technology and intellectual property held by Videolocity Technologies, Inc. In connection with the transaction, On April 30, 2002 we filed a UCC-1 financing statement, with the State of Nevada, covering the six Provisional Patent applications held in the name of Videolocity Technologies, Inc. The financing statement extends, without penalty, certain promissory notes totaling $1,050,000 to September 1, 2002. The amount and filing also includes a note payable of $300,000 due to WAJ Enterprises LLC, which releases a prior collateral security assignment of our Merit Studios, Inc. note receivable, and a provision for the inclusion of additional future loans of $450,000 under the security agreement.

         Greenwood Technology Group

         In October 2001 we entered into an agreement with The Greenwood Technology Group, Potomac, MD., wherein Greenwood would arrange for and/or provide capital (debt and/or equity) to us. However, no guarantees were given that any such funding would be made available at acceptable terms or at all.

         On December 12, 2001, we entered into a letter of intent with Greenwood wherein it agreed to provide an initial bridge loan of $750,000 on or before December 31, 2001, enabling us to continue operations. Greenwood also committed to provide up to $1.7 million by March 1, 2002, and an additional $1.2 million prior to April 1, 2002. These additional funds would retire any and all outstanding payables and outstanding notes and, together with other funding, would finance future operations.

         From December 12, 2001 through December 31, 2001, Greenwood provided only $50,000 and, from December 12, 2001 through May 23, 2002, Greenwood provided an aggregate of $392,800 of the initial bridge loan. Under the terms of the loan, we must repay the principal plus 8% interest on or before October 1, 2002. Greenwood did not fulfil its total commitment and we have agreed to mutually terminate the letter of intent.

         WAJ Enterprises, LLC.

         In November 2001 Healthcare Concierge and Videolocity International executed a promissory note for $300,000 in favor of the WAJ Enterprises, LLC. As collateral security for the promissory note, we agreed to transfer to WAJ all of our rights, title and interest to the first $300,000 payable under the Merit License Repurchase Agreement. We also issued 50,000 shares of our common stock as additional consideration for the loan.

         On April 1, 2002, WAJ entered into an agreement rescinding its interest in the collateral assignment of the Merit License Repurchase Agreements, wherein Merit was to repurchase its technology. In exchange for rescinding its interest, WAJ accepted a 20% interest in the UCC-1 filing of the Provisional Patent

Applications for the total amount of its outstanding $300,000 note and all interest earned to date, thus extending the due date until November 2000. The 20% interest represents WAJ's prorata share of the UCC-1, under which WAJ would have a claim against our assets only if we were unable to repay the secured notes.

Results of Operations

         To date, we have not realized revenues from our operations, although we did realize interest income of $5,334 for the nine months ended July 31, 2002 from interest earned in our bank accounts. For the nine months ended July 31, 2002, total expenses increased 51% from the comparable 2001 period. This is attributed primarily to the 46% increase in administrative expenses in 2002 which reflects our increased activities related to readying the DES for installation. Administrative expenses include ongoing research and development of our technology. Also, we had interest expense of $325,070 for the nine months ended July 31, 2002, compared to $163,900 for the same 2001 period, reflecting increased financing activities in 2002. Management anticipates that as we scale up the installation of the DES, our expenses will increase proportionately.

         During our fiscal year ended October 31, 2001, we acquired through Videolocity Direct (now Healthcare Concierge), a second Wormhole license from Merit Studios, Inc. for the packing (compression) of all data. The first license was acquired during October 2000. We paid approximately $225,000 for the license and incurred additional other costs totaling approximately $39,000. After months of delays, the promised Wormhole technology was never demonstrated or received by the Company. Merit agreed to repurchase the two Wormhole licenses by returning for cancellation the 2.5 million shares of Videolocity Direct stock it had received for the first license and executed a $600,000 note receivable, due March 1, 2002, in favor of Videolocity. We have retained 1million shares of Merit Studios common stock as collateral for the note. Through the year ended October 31, 2001, we recorded an allowance against the note receivable totaling $250,000.

         Also, during the fiscal year ended October 31, 2001, we purchased 5th Digit Technologies, LLC in exchange for 950,000 shares of our Series "A" preferred stock. We acquired 5th Digit in order to acquire certain patent applications on proprietary technologies. In the transaction, $950,000 of goodwill was recorded. Subsequently, we determined that 5th Digit did not own the patent applications and the proprietary technology was not ready to deploy as had been represented. We subsequently wrote off the goodwill.

         Also in fiscal 2001, we sold 425,000 shares of Videolocity Direct common stock to unrelated parties resulting in a gain of approximately $338,000.

Liquidity and Capital Resources

         During the first nine months of fiscal 2002 our total current assets increased from approximately $350,000 at October 31, 2001 to approximately $355,000 at July 31, 2002. During this same period, cash increased from approximately $400 to approximately $155,000. Total assets increased from approximately $428,000 at October 31, 2001 to approximately $446,000 at July 31, 2002, due primarily to the increase in cash received from short-term borrowings combined with the reduction in notes receivable.

         Total current liabilities increased from approximately $907,000 on October 31, 2001 to approximately $1,752,000 at July 31, 2002. The change is attributed to the increase from $750,000 in notes payable to approximately
$1,670,000 during the nine months ended July 31,2002 due to additional borrowing. Accounts payable decreased during the nine months ended July 31, 2002 from approximately $143,000 to $52,000 due to the Company making payments toward accounts payable using cash received from the increase in short-term borrowings.

Inflation

         In the opinion of management, inflation has not and will not have a material effect on the operations in the immediate future.

Net Operating Loss

         At July 31, 2002, Videolocity and its subsidiaries had accumulated a net operating loss carryforward of approximately $4.315 million, with a tax benefit of approximately $1.295 million. No tax benefit has been recorded in the financial statements because the tax benefit has been fully offset by a valuation reserve as the use of the future tax benefit is in doubt. The net operating loss will expire in 2023. In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carryforwards which can be used.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Accounting for changes in the values of those derivatives depends on the intended use of the derivatives and whether they qualify for hedge accounting. SFAS 133, as amended by SFAS 137 and SFAS 138, was adopted as of April 1, 2001. We believe the adoption of this statement will have no material impact on our financial statements.

         In June 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocatable to an assembled workforce may not be accounted for separately. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimatable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. We adopted SFAS 141 upon issuance and SFAS 142 effective April 1, 2001. The adoption of SFAS 141 and 142 did not affect our consolidated financial statements.

         On August 16, 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. It requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing an accrued retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. Although we have not completed the process of determining the effect of this new accounting pronouncement, we currently expect that the effect of SFAS No. 143 on our consolidated financial statements, when it becomes effective, will not be significant.

         In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Although SFAS 144 supersedes SFAS 121, it retains many of the fundamental provisions of SFAS 121. SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting- the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of, by sale, abandonment, or in a distribution to owners, or is classified as held for sale. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. We believe the adoption of SFAS 144 will not have a significant effect on our consolidated financial statements.


                                    BUSINESS

Historical Information

         We originally incorporated in Nevada on November 5, 1985 as Pine View Technologies, Inc. In 1987, we completed a public offering of common stock, from which we realized net proceeds of approximately $103,361. We had limited operations until 2000.

         On December 4, 2000, we finalized the acquisition of Videolocity, Inc., a Nevada corporation, pursuant to a reorganization agreement dated as of November 15, 2000. Videolocity, Inc. was initially created as Moviesonline, Inc. to develop and market systems and products for the delivery of video and other content to end users on demand. It also developed a business plan, assembled an experienced management team, acquired rights to proprietary technology, and raised $519,000 as initial working capital through the private placement of common stock. In connection with the acquisition, we issued 3,028,125 shares of our common stock to the shareholders of Videolocity, Inc. We also sold 610,000 shares of our common stock for $500,000 pursuant to a private placement, that was subject to the completion of the acquisition and was closed immediately following the transaction. As a result of the acquisition and private placement,

15% of our outstanding shares were held by our shareholders prior to the acquisition, 71%, were held by former shareholders of Videolocity, Inc., and 14%, were held by purchasers in the private placement. At the closing of the acquisition, our incumbent directors resigned and the persons nominated by Videolocity, Inc. were elected as our new directors.

         In connection with our acquisition of Videolocity, Inc., we adopted its stock incentive plan and reserved 1.0 million shares of its common stock for issuance in connection with awards made under the plan to their key employees and consultants. Also, we amended and restated our articles of incorporation that included the following:

         *        changing our corporate name from Pine View Technologies,  Inc.
                  to Videolocity International, Inc.;

         * increasing our authorized capitalization to 125 million shares of common stock, par value $0.001, and 10 million shares of preferred stock, par value $0.001;

         * limiting the liability of our directors and officers to the maximum extent permitted by Nevada law; and

         *        other miscellaneous items.

         The acquisition and related proposals were approved by the written consent of shareholders holding a majority of our issued and outstanding shares of common stock. The acquisition and reorganization was treated for accounting purposes as a reverse acquisition of our company by Videolocity, Inc., although for corporate purposes we are the acquiring entity.

         On December 4, 2000, we effected a reverse stock split of our issued and outstanding shares on a 0.61 share for one share basis. On March 1, 2002, we effected a second reverse stock split on a one share for ten shares basis. In July 2000, we change our authorized capitalization to 50 million shares of common stock. Unless otherwise noted, all share figures in this prospectus have been adjusted to give effect to the two stock splits.

Overview

         We are presently a development stage company engaged in solution engineering, marketing and deployment of our proprietary Videolocity Digital Entertainment SystemTM, or DES, that we completed in 2001, as well as other advanced digital information and entertainment systems. Our DES delivers to the end user true video-on-demand in near DVD quality over Ethernet (connection protocol), DSL, or Wireless WAN (Wide Area Network) and LAN (Local Area Network) network architectures, combined with Wireless High Speed Internet Access.

          Although we use the word International in our name, we are not currently operating outside the U.S., except for limited marketing activities in Canada. However, as we expand operations and as our business warrants, we fully intend to operate and market our products wherever prudent, including internationally.

         DES is designed to deliver specific digital content including, but not limited to video on-demand, music on- demand, server based or Internet based games, high-speed Internet access 512 kilobits per second (kbps), E- commerce applications, medical information, informational and educational material. The target market is to individuals, hotel guests, and patients and attendants in the hospitality and healthcare industry as well as communities. DES offers streaming video-on-demand technologies that permit viewers to select from an extensive library of movie titles or informational/educational content using an easily navigated user interface. Users can view their selections on their television screens, lap top computers or PDA's on-demand, in quality equivalent to DVD, in real-time, full-screen and full-motion. All content is protected through our proprietary encryption and encoding process to limit viewing to the person or persons paying for the movie or other content. Our security protocol also prevents unauthorized digital reproduction or rebroadcast of the ordered movies and/or other content.

         We have five subsidiaries which perform various functions of our business. One of our subsidiaries, Videolocity Technologies, Inc., holds six Provisional Patent Applications listed below and encompassing and protecting our proprietary technology.



     o Videolocity's  Digital  Entertainment  Solution Application No. 60/297,79
     Filed: June 14, 2001 - Assignment Date: August 24, 2001 Utility Patent Application No. 10/172, 175 Utility Patent Filed: June 13, 2002 - Assignment Date: June 13, 2002

     o Videolocity's Video Encoding & Compression Process Application No. 60/336,703 Filed: December 7, 2001 - Assignment Date: January 12, 2002

     o Videolocity's  Graphical User Interface Application No. 60/336,701 Filed:
     December 7, 2001 - Assignment Date: January 12, 2002

     o Videolocity's  Embedded  Software Image Application No. 60/336,702 Filed:
     December 7, 2001 - Assignment Date: January 12, 2002

     o  Videolocity's  Proprietary  PCI Video Card  Application  No.  60/338,773
     Filed: December 4, 2001 - Assignment Date: January 12, 2002

     o Videolocity's  Linux Solution  Application  filed No.  60/370,663  Filed:
     April 8, 2002 - Assignment Date: May 24,2002

         Please Note:      A  provisional  application  for  patent  is  a  U.S.
                           national  application  for  patent  that  allows  for
                           filing  without  a  formal  patent  claim,   oath  or
                           declaration, or any information disclosure statement.
                           It provides the means to establish an early effective filing date and allows the term "patent pending" to be applied. A provisional application lasts for 12 months from the filing date and cannot be extended.
                           In order to benefit from the earlier filing date, we must file a corresponding non-provisional application for patent during the 12- month period.

         To date we have focused on the acquisition and development of our technology and we are now positioned to commence the initial marketing of DES and related technology and products. We tailor the user interfaces and content offering specifically to each market segment and to each customer within that market segment. Our overall delivery system design, hardware components and software applications remain identical, or only slightly modified to accommodate larger user bases and/or infrastructures. This gives us the ability to customize the feature settings and tailor the local content offering to the specific audiences for each market segment.

         Our subsidiaries and a summary of their primary functions are set forth below:

         Videolocity, Inc.  (Operations, management and marketing)

         A wholly owned subsidiary that we created to provide operational, marketing and management support for the other subsidiaries.

         Videolocity Technologies, Inc.  (Licensing: internal and external)

         A wholly owned subsidiary that we created to research and develop systems for the delivery of digital entertainment and information. Videolocity Technologies, Inc. holds our Provisional Patents on file with the U.S. Patent & Trademark Office.

         Hospitality Concierge, Inc.  (Hospitality: hotel, timeshare and resort)

         A wholly owned subsidiary that we created to develop and market systems and products for the delivery of video and other digital content, to include high-speed Internet, to end users on demand. Hospitality Concierge is focused entirely on the hospitality industry.

         Healthcare Concierge, Inc. (Healthcare: hospital, rehabilitation and assisted living)

         A 94% owned subsidiary that we created to develop and market technology systems for the healthcare industry for the delivery of specific digital content, including video, medical information and educational information, to patients, families and attendants. The remaining 6% of Healthcare Concierge shares is owned by 30 persons, including Larry R. McNeill and Bennie L. Williams, each an officer and director our company. Healthcare Concierge was originally formed under the name of Videolocity Direct, Inc., but changed its name in December 2001 to the current name.

         Videolocity Direct, Inc.  (Residential: intelligent communities)

         A wholly  owned  subsidiary  that we created to develop and  distribute
competitive  last  mile  digital   entertainment   systems  to  the  residential
community.

Industry Background

         Management believes that the market for our products represent a combination of several large existing and rapidly expanding target areas. The current market trend of broadband delivery into hotels, resorts, retirement homes, universities, hospitals, extended stay facilities and residential communities enables us to deliver content to many diverse market segments.

         Management further believes that we can serve the existing market in video rentals through alliances with existing video distribution channels. We intend to explore potential strategic alliances and partnerships with network and content providers such as telecommunications companies, cable companies, and Internet/Broadband based content providers.

Strategic Partnerships

ONSAT Network Communications, Inc.

         Videolocity has entered into a written strategic relationship agreement dated January 18, 2002 with ONSAT Network Communications, Inc. The relationship is designed to enhance our products with a satellite bandwidth backbone that can connect with most terrestrial network infrastructures for high speed bandwidth delivery to even remote and underdeveloped area. The complimenting technologies enable the deployment of the DES virtually anywhere in North and South America. Additionally, we have agreed with ONSAT to represent each other as technology partners. No other affiliation or contracts with ONSAT currently exist and no revenues have been generated to date.

TechFlex Funding, Inc.

         Videolocity, Inc., our wholly owned subsidiary, has executed a written non-exclusive contract dated May 11, 2002 with Tech Flex Funding Inc., of Mission Viejo, Calif., for the financing of DES. The Tech Flex financing package is underwritten by American Express Equipment FinanceTM and includes maintenance and service calls as well as future technology upgrades. All Videolocity products have been fully approved to be included in the financing package. Additionally, we have agreed with Tech Flex to represent each other as business partners. No other affiliation or contracts with Tech Flex currently exist and no revenues have been generated to date.

Foundry Networks, Inc.

         Videolocity has selected Foundry Networks, Inc. as the vendor of its intelligent Fast Iron switch as the core switch for our network infrastructure. Additionally, we have an understanding with Foundry to represent each other as technology partners. No other affiliation or contracts currently exist and no revenues have been generated to date.

VenturCom

         We have selected VenturCom as the vendor for two technology products; the user licenses for Embedded Windows NT, and the user licenses of VenturCom's BootNIC product, a proprietary program that allows for remote loading of a software boot image. Additionally, we have agreed with VenturCom in writing to represent each other as technology partners. No other affiliation or contracts currently exist and no revenues have been generated to date.

Viator Networks, Inc.


         We have selected Viator Networks, Inc. As the vendor of the billing and reporting server product for our network infrastructure. Additionally, we have agreed with Viator in writing to represent each other as technology partners. No other affiliation or contracts currently exist and no revenues have been generated to date.

Major Events

         5th Digit Technologies, LLC. Acquisition



         On December 21, 2000 we acquired 5th Digit Technologies, LLC in exchange for 950,000 shares of Series "A" Preferred stock, with a one year put of $5.00 per share.



     At the time of the acquisition, it was represented in the contract that we were acquiring three Provisional Patent Applications representing exclusive proprietary technologies which were ready to deploy. However, we subsequently learned that 5th Digit did not own the Provisional Patent Applications and that the exclusive proprietary technologies where not ready to deploy, as had been represented. The Provisional Patent Applications mentioned above are not, and were never part of, any of our filings and are not part of any Provisional Patent Applications currently held by Videolocity Technologies, Inc.

         As a result of the transaction, we filed a lawsuit in January 2002 alleging fraud and misrepresentation. Three of the holders of the Preferred shares settled with us by exchanging their 600,000 Preferred shares for 180,000 shares of our common stock. The remaining 350,000 Preferred shares were tendered for liquidation at $5.00 per share and were subsequently deposited with the Court pending the outcome of the legal action. In April 2000, the Court issued a default judgment ordering cancellation of the 350,000 shares and ruling that any and all redemption or other rights vested in and related to the shares be voided. The 350,000 shares were canceled on April 12, 2002, leaving no Series "A" Preferred shares outstanding.

         Merit Studios, Inc. License Agreements

         On October 27, 2000 Videolocity, Inc. acquired an exclusive license from Merit Studios, Inc., who represented their Wormhole technology to be a video packing (compression) technology.

         On March 6, 2001 the license acquired from Merit was transferred, by mutual agreement, to our newly created subsidiary, Videolocity Direct, Inc. (now known as Healthcare Concierge, Inc.), wherein Merit Studios was issued 2.5 million shares of Videolocity Direct and we retained 5.0 million shares. The license agreement guaranteed a completed Wormhole video technology on or before April 30, 2001.

         On May 29, 2001 Videolocity Direct acquired a second Wormhole license from Merit for the packing (compression) of all data. We paid Merit and/or expended a total of $600,000 hoping to commercialize the promised technology. The promised deployable Wormhole technology was never demonstrated or received by Videolocity Direct. After many months of delay and the inability to prove the compression capability and/or marketability of the Wormhole technology, as represented to us by Merit, Merit agreed to repurchase the two Wormhole licenses. Merit agreed to pay $600,000 on or before March 1, 2002 and immediately return for cancellation the 2.5 million shares of Videolocity Direct stock it held. Upon full payment and receipt of the $600,000 by us, we agreed to return 1.0 million shares of Merit common stock we had acquired coincidental with the execution of the initial October 27, 2000 license agreement, together with any and all rights under the two Wormhole license agreements, and as amended.

         We have no assurance that Merit will be able to fulfill the cash obligation of $600,000 under its license repurchase agreement. However, because of the original and continued representations by Merit to us as to the accuracy concerning the Wormhole capabilities and the deployment dates of the Wormhole technology, we will aggressively pursue the collection of the total amount due under the contract. The $600,000 due from Merit will repay us the sums expended by us on behalf of Merit and the Wormhole technology.

Market Segments

         Healthcare  -  Healthcare Concierge, Inc.

         The worldwide health-care market is a rapidly growing and completely underserved, as far as video-on- demand and broadband access are concerned. Management intends to focus on providing these services to hospitals and assisted living centers.

         In November 2001 we decided to change the corporate name of our 90% + owned subsidiary, Videolocity Direct, Inc., to Healthcare Concierge, Inc. The amendment for the name change was filed with the State of Nevada on December 31, 2001. We have transferred the healthcare technology and our healthcare business division to Healthcare Concierge. Subsequently on April 30, 2002, we created in Nevada a new, wholly owned corporate subsidiary under the name Videolocity Direct, Inc.

         Healthcare Concierge develops total systems for the delivery of specific digital content (video, medical information, educational material) to patients and attendants in the healthcare Industry. Healthcare Concierge offers streaming video-on-demand technologies that permit viewers to select from an extensive library of titles and or medical/educational content, and view them on their television screens. "on-demand." The system is designed to play video in like-DVD quality, in real-time, full-screen and in full-motion. All content is protected through proprietary encryption and encoding process to limit viewing to the patients and or persons receiving the video and to prevent unauthorized reproduction or rebroadcast of all content ordered. The video content is being streamed through a proprietary, multi-functional Digital Healthcare & Entertainment System. Additionally, the system provides digital music-on-demand, Internet games, high-speed Internet access and other e-commerce applications together with certain specialized bedside patient care functionality.

         It is our present intention, most likely during the second half of 2002, to file a registration statement for Healthcare Concierge for the purpose of raising equity for the implementation of its healthcare technology in the healthcare marketplace. Completion and filing of the registration statement and proposed IPO is subject to market conditions and there can be no assurance that such an offering will be successful.

         Hospitality  -  Hospitality Concierge, Inc.

         The worldwide hospitality market is as diverse as it is large. There are over 4.1 million hotel rooms in the U.S. alone. Because our technology is deployable without prejudice as to the type of broadband delivery system, it is ideal for installation in all types of hospitality facilities. While the competition for high-end, large-scale properties is significant for both video-on-demand systems and broadband access in the rooms, the mid-range and lower-range properties are significantly underserved with either service. Properties in this segment, ranging from 75 to 300 rooms, represent more than 56% of the total rooms in the U.S. This information was obtained from the 2001 Lodging Industry Profile from he American Hotel & Motel Association.

         Residential  -  Videolocity Direct, Inc.

         Management believes that, to date, broadband has made little impact into the home marketplace and the implementation of DSL has been slow. Both fiber and cable systems have limited reach due to the need to have cable hardware in place. However, management anticipates that the use of radio technology is capable of reaching markets not otherwise served by fiber or cable. As wireless deployments become more prevalent in the marketplace, we believe that our products using low bandwidth will be ideally suited for this environment.

         Research and Development  -  Videolocity Technologies, Inc.

         Videolocity Technologies, Inc. our wholly owned research and development subsidiary, holds our six Provisional Patent Applications, which encompass the proprietary technology and intellectual property of our company. In addition to the six Provisional Patent Applications, we presently have a U.S. Patent Application and an International Patent Application pending which encompasses the Videolocity Digital Entertainment Solution. We also have a backlog of viable proprietary concepts that are in the advanced research and development stages.

         We have obtained or filed trademark and/or servicemark applications preserving our right to use the following trademarks and servicemarks:

 *     Videolocity                        *      Videolocity Technologies
 *     Videolocity Direct                 *      VideolocityTV
 *     Videolocity and Design (logo)      *      Digital Entertainment System
 *     DES

         All of the above applications are currently pending, with the exception of Videolocity Technologies, which mark was published August 20, 2002. As we proceed forward with the commercialization of our current products and other products, we will file U.S. and foreign trademark applications to protect selected product names. We intend to obtain copyright protection on our product packaging, instruction sheets, and such other materials that we believe are significant to warrant procurement of copyrights.

Our Technology

         We provide a pay-per-view system that delivers video-on demand in near DVD quality. Our system can be deployed in closed system environments such as in hotels, resorts, hospitals, rehabilitation or assisted living facilities, or over a wide area wireless network throughout communities, campuses and developments. By using a proprietary encoding process, smaller files at higher quality are delivered. Smaller files mean smaller servers, more simultaneous users on a network segment, and the ability to download the movie and/or other content from or to a remote library. The system provides high availability of the local Internet connection to support multiple users with the web surfing, email, and web radio. The server software on the caching server improves overall network capacity, and improves video quality of service on the network.

         The system can deliver digital media-on-demand to a multimedia PC, or to our proprietary DES. It displays full-resolution text and graphics onto any standard TV in high resolution. The system is fast, reliable, and powered by a high-level CPU and customized chip sets. We provide an entirely software based design, thus eliminating the need for hard drives in our digital set top box devices.

         In addition to video content viewing, the DES provides digital music, games, full web surfing and a variety of computer applications such as e-mail and messaging. The customized Web Browser is fully compliant with the current version of HTML and JavaScript, ensuring proper web page display. Our software based design lets us upgrade and update any and all software versions, players and plug-ins remotely and quickly. With an easy, user- friendly graphic user interface, the DES allows for sending and receiving text, data, graphics and video at the click of a keyboard and/or handheld remote control. All content can be enjoyed using wireless headsets and therefore ensuring privacy for the end user.

         DES is a true digital information and entertainment end-to-end solution. It provides fully integrated software driven hardware application and is fully scalable for any size deployment. The system is adaptable to all architecture and is customized for each application.

         Our technology allows us to deliver true video-on-demand streaming in Mpeg4 format at 900 kbps (kilobits per second) or less achieving near DVD quality over most wired or wireless network architectures. We will use existing networks where feasible and/or deploy new networks where necessary. Accordingly, we can offer the following innovations and features:


         *        Property/Facility Information                        *        Personal and Corporate E-mail
         *        Specific Application Content / Information           *        Music on Demand
         *        Specific Educational Content / Information           *        Internet Games
         *        Dietary Menus                                        *        Wireless Headset
         *        Movies/Videos on Demand                              *        Wireless Keyboard
         *        High Speed Internet Access                           *        Handheld Remote Control

The features are very flexible and are delivered over an entirely software based platform, available on either a Microsoft or Linux Operating Systems.

Our Business Strategy

         Our current business strategy is to drive demand of the wireless usage of our digital entertainment and information system worldwide in the hospitality, healthcare and residential markets. We intend to take full advantage of the technologies we have developed. We will initially market our products to those market segments that management has identified as having significant revenue and growth potential. Any additional markets that have need for our technologies may be approached with established partners using a licensing scenario. Both business models will support ongoing revenue streams for all entities.

         We  are  committed  to  continued   development  and   installation  of
innovative, high quality, cost effective systems to build an increased and ongoing revenue stream. We provide a quality wireless solution and a parallel solution over wire (Ethernet, DSL, CATV) and Fiber architectures. Our DES is available on either a Mircosoft or Linux OS in a stand alone set top box or integrated in a television set.

         All functions that are not part of our core expertise will be outsourced to strategic partners specializing in those fields. This will allow us to focus on continued technical development and will ensure that our technologies will continue to provide competitive advantages.

Research and Development

         We have devoted the majority of our resources to developing advanced technology on a new operating system (Linux OS), conducting beta testing and engineering supporting our wireless delivery platforms, and deploying infrastructures. For the past two years, we have spent substantial resources, approximately $2.5 million, to facilitate the engineering and technical development of our DES using a Microsoft Operating System and beta testing it, both wired and wireless, though our facilities in Park City, Utah. We catagorize pure research and development expenditures (for tax purposes) in the fiscal years of 2000 and 2001 and the first eight months of fiscal 2002 as $0, $27,818, and $60,000 respectively. The $2.5 million was raised as part of the overall initial capital contribution and by borrowed funds and short term financings.



Manufacturing

         To date, we have engineered and selected all sourcing and outsourcing of components, manufacturing, assembly, testing and shipping. All supplies are available and ready for shipment to or through U.S. based assembly.

Our vendors are ready to produce, assemble, test and ship all products. We do not anticipate significant delays or back orders, all of which are scaleable with relatively short notice.

         We  are  currently   negotiating  a  vendor   agreement   covering  the
engineering, manufacturing, testing and shipping for our turnkey set top box device with IWSsales. The agreement will cover all aspects of the production of our set top box device and should be finalized by approximately late October 2002.

         Any and all other hardware components are readily commercially available and have been sourced from a variety of vendors. No special manufacturing agreements are needed at this time in order to start ordering the commercially available products. Several large companies market the variety of components we will require such as the following DELL Computer Corp, Foundry Networks, Inc., SMC, CISCO Systems, Inc., Solitek, Pairlink and BroMax.

Marketing

         Our initial marketing effort is focused on hotels, hospitals, long-term care homes, retirement centers as well as developments, universities, resorts, multi-dwelling units/timeshares and planned residential communities in the U.S. We are using existing channels to pursue the hospitality and healthcare markets. We also intend to pursue strategic alliances and partnerships with network and content providers to further our efforts and impact residential applications.

         The sales and distribution will focus on the following primary channels:

         * Traditional distribution channels for target markets
         * Strategic alliances and partnerships
         * Trade shows and conferences
         * Leverage existing contacts of management team and investors
         * Website and hyperlinks to trade sites
         * Advertising in trade publications
         * Direct mailing campaign and telemarketing efforts

         Our sales and channel support is headquartered in Park City, Utah with additional regional support organizations planned throughout the country. Members of the support team will be compensated with base salary, commission and stock option programs.

         We intend to promote our products aggressively through Internet websites and will ensure that the sites are easily searchable through all the major search engine companies under a variety of topics and key words. We also intend to place advertisements on strategic websites to attract the target markets described above.

         To date we have marketed our products to the hospitality and healthcare industries as well as some telecommunications companies and cable TV companies. Marketing efforts have been limited to the United States and Canada. Our marketing includes live demonstrations on site and presentations at conference and trade show exhibits. For the nine months ended July 30, 2002, we have expended approximately $135,000 for marketing expenses.

Competition

         While competition for high-end large-scale properties is significant for both video-on-demand systems and broadband access in the rooms, we believe the mid-range and lower-range properties are significantly underserved with either service. Properties in this segment ranging from 75 to 300 rooms, represent more than 56% of the total rooms in the U.S. Because our cost for deployment is far less on a per location basis than other existing technologies, we believe we are ideally suited for this market. Present competition mainly comes from cable TV or satellite pay-per-view services that lack the ability to provide true video-on-demand, broadband access or easily navigated Internet access. Two smaller companies, Hospitality Networks and KoolConnect, are both currently trying to deploy their systems.

         Competition in the hospitality sector comes mainly from LodgeNet and On-Command. According to published information from their respective websites, On-Command currently has more than 750,000 hotel rooms world-wide but only 35,000 of them have current true video-on-demand systems. Both companies are deploying systems that use high bandwidth MPEG 2 formats while Videolocity uses the more efficient MPEG 4 format. These type systems are readily available for purchase and represent the main technology of the competition to our DES. Comparable cost for these systems typically starts at approximately $150,000 to $200,000, not including set-top- boxes. The equivalent for our system would be approximately $35,000. Our pricing advantage is based on using commercially available servers using our software based technologies versus having to deploy expensive proprietary hardware based server systems. Additionally, our higher compression ratios reduce storage requirements.

         While companies like On-Command and LodgeNet rely on direct sales, we will mainly use existing companies/channels that are presently specifically serving our target market segments with related products. We market our products to the hospitality industry through our subsidiary Hospitality Concierge.

         There currently exists little competition for video-on-demand in the healthcare industry. Most companies, such as HCORP and Get Well Network, provide limited functionality at lower delivery quality. We market our products to the healthcare industry through our subsidiary Healthcare Concierge.

         The home entertainment industry is extremely competitive and is dominated by several large companies with worldwide name brand recognition and substantial financial resources. In attracting subscribers to our video-on-demand system, we will be competing with traditional video rental chains such as Blockbuster Video, Hollywood Video, and Movie Gallery; providers of video entertainment over cable and satellite networks, such as DirectTV, Dish Network, and ATT; video stores, supermarkets, mass merchandisers, club stores, and other retail outlets that sell video cassettes; web-based video channels; and movie theaters, live theater, sporting events, and other similar businesses that compete for the general public's entertainment dollar.

         In addition, numerous companies including Blockbuster Video, Microsoft WebTV, EchoStar, and TIVO, all of which have substantially greater resources and name recognition than us, have announced their intent to deliver state of the art video-on-demand systems in the near future, although to the best of our knowledge, no such systems are available for widespread public use as of this date. Several major movie studios, including Sony, Walt Disney Co. and 20th Century Fox have also announced their intention to develop systems for the delivery of movies directly to consumers over the Internet, which could impede our ability to obtain content for use with its video-on-demand systems and could provide significant additional competition from large, established companies with a high degree of name recognition in the entertainment industry. There can be no assurance that other companies will not develop technologies superior to ours, that new technology will not emerge that renders our technology obsolete, that we will be precluded from licensing the video content we require to effectively compete in the market, or that a competing company or companies will not be able to capture more market share than us due to name recognition and the expenditure of greater amounts for marketing and advertising. We will market to the residential market segments through our subsidiary Videolocity Direct.

Backlog

         We presently do not have a backlog for any of our products and do not foresee a backlog in the immediate future.

         We have entered into certain letters of agreement that anticipate future contracts with the following businesses:

         * Fandango Resorts - Hotels Park City (includes other Fandango Resorts properties)

         We will deploy our DES in the new Fandango Hotel Park City, a new all-suite, condominium luxury resort hotel currently under construction and scheduled to open in Park City, Utah in the fall of 2002. Fandango Resorts is a premier resort development and management company that specializes in the programming, marketing and management of upscale, full service boutique resorts. The Fandango projects integrate beautiful accommodations, personalized service and luxurious amenities found only in the finest hotels with the specialized requirements of condominium ownership. Headquartered in Park City, Utah, Fandango Resorts' founders have 45 years of experience with deluxe hotels and resorts. Our projected installation date for the Fandango Park City property is November 2002.


         *        Jameson Health System

         Jameson Hospital is committed to providing convenient, affordable, high quality healthcare to the people of Lawrence County. Serving as the primary subsidiary of Jameson Health System, Inc., Jameson Hospital continues to be a healthcare leader as well as the largest employer in Lawrence County. Jameson Hospital is a 204 bed facility featuring a skilled nursing unit, inpatient and outpatient rehabilitation units, senior adult day health care, an inpatient geriatric psychiatric unit, a maternity care center, pediatrics unit, cardiac services and emergency department. Our project finalization date for the Jameson Hospital is scheduled for November 2002.

Regulation

         We are not required to obtain any government approval as a condition to marketing our DES. However, such systems will be required to operate in compliance with applicable regulations of the FCC, when in wireless mode, and the set-top boxes used in connection with such systems may require approval from Underwriters' Laboratories. We will also be subject to various federal, state and local laws that govern the conduct of our business, including state and local advertising, consumer protection, credit protection, licensing, and other labor and employment regulations. We have not incurred any notice, warning or expenses resulting from compliance or non- compliance with federal, state or local environmental laws.

         We offer wireless  delivery of content using  equipment  complying with
Part 15 of the FCC rules in the unlicensed band. All radiating components used by Videolocity are compliant with applicable FCC rules by the vendors of the components.

Properties

         Our principal executive offices are located at 1762-A Prospector Avenue, Park City, Utah 84060, and our telephone number is (435) 615-8338. This facility consists of approximately 2800 square feet of office space and is subject to a lease that expires December 31, 2002 with a monthly rental payment of $3,000. This facility also houses our technical and marketing offices.

         We are currently evaluating the need for additional space and may relocate our corporate offices in the near future.

Product Liability and Liability Insurance

         We may be exposed to potential product liability claims by users of our products. We currently maintain general business liability insurance limited to $200,000 coverage per occurrence and in the aggregate. We have not obtained product liability insurance to date, however it is available.

Employees

         We presently have nine full-time employees, one consultant, and one part-time consultant. We do not anticipate a need to hire additional high-level employees for the next several months, except for possibly a technical director, marketing and sales project manager, and two or more assistants. In addition to our employees, we may use the services of certain consultants on a contract basis. Presently, we do not believe that our employees will be represented by unions and considers our relationship with our employees to be good.

Legal Proceedings

         On January 4, 2002 we filed an action in the Third Judicial District Court of Salt Lake County, Utah, against the holders of our Series "A" Preferred stock, issued pursuant to our acquisition of 5th Digit Technologies. The suit alleges fraud and misrepresentation of the technology which induced our acquisition of 5th Digit. Three of the individuals originally comprising 5th Digit ownership, settled with us by exchanging their 600,000 Series "A" Preferred shares for 180,000 shares of our common stock. The remaining 350,000 Preferred shares were tendered for liquidation at $5.00 per share on January 24, 2002, however, the shares were deposited with the Court.

         On April 11, 2002 the Court entered a default judgment against the holder of the 350,000 Preferred shares, ordering cancellation of the shares. It was further adjudged and decreed that any and all redemption or other rights vested in and related to the shares be voided. The 350,000 Preferred shares were cancelled on April 12, 2002. The defendant has filed an appeal of the Court's final order, however we have not been required to take any responsive action to date.

         On August 26, 2002 our subsidiary, Healthcare Concierge, Inc., filed an action in the Third District Court of Salt Lake County, Utah against Merit Studios, Inc. The action seeks $600,000 that is owed by Merit Studios to Healthcare Concierge pursuant to a promissory note executed in consideration for the reconveyance to Merit Studios of two license agreements. The action is in the initial stages and the defendant has not yet been served and, accordingly, we are not able to assess our likelihood of success at this time.

                                   MANAGEMENT

Executive Officers and Directors

         Our executive officers and directors, their ages and positions held as of September 30, 2002 are as follows:


         Name                                 Age                       Position
         ----                                 ---                       --------
         Bennie L. Williams...............    65          Chairman of the Board and Director
         Robert E. Holt...................    38          President, Chief Executive Officer and Director
         Larry R. McNeill.................    60          Vice President and Director
         Dan Driscoll.....................    45          Vice President Corporate Development and Director
         Cortney Taylor...................    41          Chief Financial Officer

         On September 5, 2002, the Board of Directors accepted the resignation of George Norman, chairman of and a director of four of our subsidiaries, Videolocity, Inc., Videolocity Technologies, Inc. Hospitality Concierge, Inc., Videolocity Direct, Inc. Mr. Norman cited health reasons for his resignation. Concurrent with Mr. Norman's resignation, the Board also accepted the resignation of D. T. Norman, wife of Mr. Norman, as a director and secretary / treasurer of Videolocity International for personal reasons related to Mr. Norman's health. Ms. Norman also resigned as a director and secretary / treasurer of Videolocity, Inc., Videolocity Technologies, Inc., Healthcare Concierge, Inc., Hospitality Concierge, Inc. and Videolocity Direct, Inc. Also on September 5, Dr. James P. Hill resigned as vice chairman and director of Videolocity International, citing time and travel constraints as his reason.

         Effective September 1, 2002, Cortney Taylor became our new chief financial officer. Mr. Taylor replaces Larry R. McNeill, who resigned as our CFO and the CFO of Videolocity, Inc., Healthcare Concierge, Inc., Hospitality Concierge, Inc. and Videolocity Technologies, Inc. Mr. McNeill remains a director. All of our directors will devote more than 50% of their time to the business of VCTY, except for Mr. Driscoll.

         Currently we have six members on our board of directors. Each of these directors will hold office until the next annual meeting of our stockholders and until his or her successor is elected and qualified, subject to removal by the board of directors and or shareholders.

         Certain biographical information of our directors and officers is set forth below.

         Bennie L. Williams. Mr. Williams was appointed Chairman and a director in June 2001. He has spent 36 years in the broadcasting industry in general management, sales management, marketing, promotion and advertising of several radio stations. Mr. Williams was Vice President of sales for Intermountain Radio Network, with 132 affiliates. From 1970 to 1987, he was Vice President of sales for Communications Investment Corporation's twelve owned and operated stations in Utah, Idaho and Montana. In addition he was general manager of KALL AM and KLCY FM until his retirement in 1988. At that time he founded his own company, a sole proprietorship named Business Idea Company of America, which was an investment portfolio management firm that also provided marketing, advertising and consulting services to select clients. Business Idea Company became inactive in the fourth quarter of 2001and never had any business relationship with Videolocity. Mr. Williams is currently serving his sixth year as Chairman of the Board of Governors of Shriners Hospital for Children, Intermountain, in Salt Lake City.

         Robert E. Holt. Mr. Holt acted until January 2002 as Chief Operating Officer of Greenwood Technology Group. Prior to joining Greenwood Technology Group, Mr. Holt held a series of leadership positions with high-tech companies including Qualcomm Inc. from May 1997 to September 2001, where he was head of the Wireless Campus Group, overseeing product development, marketing, and technology introduction. Mr. Holt served as a Director of Qualcomm Ventures and Wireless Infrastructure Products Division. He has 10 years of P&L responsibility between the U.S. Army Signal Corps, GTE Government Systems, PrimeCo PCS and Sprint PCS where he led the development and deployment of wireless networks in over thirty countries. His expertise is around the following issues: Strategic Planning/Partnership, Competitive Intelligence, Operations and Implementation. Mr. Holt has earned a Bachelor of Science degree in electrical engineering and a master of science degree in communications. He has also earned certification in project management, PCS technologies, call processing and systems engineering.

         Larry R. McNeill. From October 1998 to the present, Mr. McNeill has been the Chief Financial Officer of Theatre Candy Distributing Company, Inc. of Salt Lake City, Utah. In February 1996, Mr. McNeill retired from Salt Lake City based Smith's Food & Drug Centers, Inc. after 17 years as an executive officer of that company, most recently Senior Vice President of Corporate Development. In that capacity he managed over 60 employees within the real estate, legal, and research departments of that company. Mr. McNeill is a director of Theatre Candy

         Distributing Company, Inc.; American Polymer Corp.; Water and Wellness Centers LLC; Construction.com, LLC; and Financial Services, LLC. He is the President of the West Valley Colonels Association and past president and founder of the Cystic Fibrosis Foundation of Utah. Mr. McNeill holds a B.A. degree in Business Administration, Economics and Russian, a MBA degree in Business Management, and is pursuing his Ph.D. in Business Administration. Effective September 1, 2002, Mr. McNeill resigned as our CFO, but remained as a director. He also resigned as CFO of Videolocity, Inc., Healthcare Concierge, Inc., Hospitality Concierge, Inc. and Videolocity Technologies, Inc.

         Dan Driscoll. Mr. Driscoll is Senior VP of Business Development of the Wireless Division of CommScope, Inc. The CommScope Wireless Division was created in 1997; Mr. Driscoll has spearheaded the sales and business development since 1998. CommScope Wireless Division produces cable, connectors and accessories for Wireless Telecom operators, AT&T and Sprint among others and Mr. Driscoll's leadership has positioned CommScope as the No. 2 worldwide supplier. Mr. Driscoll has 20 years experience in sales and business development in the Wireless Telecom arena, his expertise in developing strategic partners was instrumental in Hewlett Packard's entrance in the RF/Microwave component market through its purchase of Avantek. Mr. Driscoll holds both a BSBA and BSEE from Villanova University. He also holds multiple business certificates from PCS technology to process control programs. Mr. Driscoll is actively involved in his community, and has created two non-profit organizations that promote youth activities; which organizations currently generate over $200,000 of revenue each year. Mr. Driscoll has been chairman of the local Parks and Recreation of his community for the past 15 years and previously played football in the CFL and NFL.

         Dr. James P. Hill. Dr. Hill is the Executive Director of the Home Challenge Trust Fund of the Indianapolis Neighborhood Housing Partnership. Prior to his current position, he served as the Chief Development Officer of Community Hospitals Indianapolis Foundation in Indianapolis, Indiana. Prior to that he served as Vice President and Associate Dean of Southern Illinois University School of Medicine; President of Indiana Wesleyan University; Academic Dean, Peidmont Community College; Division Chair of Math and Science, Virginia Western Community College; and Department Chair of Chemistry, Virginia Western Community College. Dr. Hill has served on numerous boards and community civic groups including the Chamber of Commerce Board, Economic Development Council, Crisis Nursery Center Board, Symphony Board and President, and Area Scout Council Board. He also holds memberships in several national and state professional associations and honor societies. Dr. Hill holds a Doctorate in Administration and Statistical Research Design Methodology from Virginia Polytechnic Institute and State University, a Masters degree in Chemistry and Biology from the University of Virginia, and a Bachelor's degree in Biology and Chemistry from Roanoke College. Dr. Hill is the brother-in-law of George Norman, a co- founder, officer and director of Videolocity, Inc. On September 5, Dr. Hill resigned as vice chairman and director of VCTY.

         D. T. Norman. D.T. Norman is a co-founder of Videolocity, Inc. and serves as Secretary, Treasurer and a director of that company. She is also Secretary, Treasurer and a director of Brain Tree International, Inc., an inactive public company, and is Secretary and a director of Dynamic Software, past Secretary and a director of Santa Barbara Oil Corp., past Secretary and director of Pacifica Financial Corp., a director of Worldwide Ministries and Education Fund, and a director of the Stubbs Foundation. D.T. Norman is the wife of George Norman, a co-founder, officer and director of Videolocity, Inc. On September 5, 2002, Ms. Norman resigned as a director and secretary / treasurer of Videolocity International, Videolocity, Inc., Videolocity Technologies, Inc., Healthcare Concierge, Inc., Hospitality Concierge, Inc. and Videolocity Direct, Inc.

         Cortney Taylor. Mr. Taylor became our new chief financial officer effective September 1, 2002. Mr. Taylor is a CPA, a member of the UACPA and AICPA, and a member of the Utah State University, School of Accountancy Advisory Board. From November 1994 to August 2002, he was employed in the Utah offices of Grant Thornton, LLP. as an assurance senior manager. Mr. Taylor holds B.S. and Masters of Accounting degrees from Utah State University.

Committees of the Board of Directors

         Our audit committee presently consists of Ms. Norman and Messrs. McNeill and Williams. It is responsible for reviewing the scope of annual audits, considering specific problems and questions that arise during the course of audits, monitoring the adequacy of accounting and audit controls, and such other functions as the board of directors may from time to time delegate to it. Our audit committee must report to the board of directors when asked to do so.

         Our executive committee consists of Ms. Norman and Messrs. McNeill and George Norman and is authorized to exercise the powers of the board during intervals between board meetings. The executive committee also handles matters concerning compensation and salaries, subject to review and approval by the board. A nominating committee consisting of Ms. Norman and Messrs. Hill and Williams reviews the qualifications of potential candidates for the board, evaluates the performance of incumbent directors and recommends to the board nominees for election to the board at the annual meeting of stockholders.

Director Compensation

         Presently, we do not provide monetary compensation to directors for serving on our board of directors or the boards of our subsidiaries, or for attendance at board or committee meeting. We anticipate that as we acquire adequate funding, we will consider instituting a policy to compensate our directors. In that event, we believe that any proposed compensation will be equivalent to that of companies of similar size and stature as ours. We have issued compensation shares totaling 325,000 under our 2002 Stock Incentive and Stock Award Plan to our directors for past service rendered in 2000 and 2001. Those current and former directors receiving shares were:

       Robert Holt                                  100,000 shares
       Dan Driscoll                                 100,000 shares
       Bennie L. Williams                            25,000 shares
       Larry R. McNeill                              25,000 shares
       D. T. Norman (former director)                25,000 shares
       James P. Hill (former director)               25,000 shares
       Lawrence Turel (former director)              25,000 shares

Significant Employees, Consultants and Directors of Our Subsidiaries

         The following tables set forth information with respect to current directors and executive officers of five of our subsidiaries. 5th Digit Technologies, LLC is presently inactive. These persons are expected to make a significant contribution to our business.

         Videolocity, Inc.



         Name                                 Age                        Positions
         ----                                 ---                        ---------
         Robert E. Holt...................    38          President, Chief Executive Officer and Director
         Larry R. McNeill.................    60          Director
         Martin P. Senn...................    39          Senior Vice President and Chief Operating Officer

         Please note that the directors and executive officers for Hospitality Concierge, Inc. and Videolocity Direct, Inc. are the same as for Videolocity, Inc.

         The resumes for Ms. Norman and Messrs. Holt and McNeill are set forth above under the information for our parent company. Biographical information for Messrs. Norman and Senn is set forth below.

         George Norman. Mr. Norman is the co-founder of Videolocity, Inc. and served as its president through July 1999. Prior to founding Videolocity, he was semi-retired. He is President and a director of Dynamic Software, past President and a director of Santa Barbara Oil Corp., past President and director of Pacifica Financial Corp., a director of Worldwide Ministries and Education Fund, and a director of the Stubbs Foundation. Approximately thirty years ago, in 1970, Mr. Norman was convicted of two counts of aiding and abetting the misapplication of bank funds and was sentenced to two years on each of the counts, of which he served nine months at the Federal Medical Center in Rochester, Minnesota. Prior to 1970, Mr. Norman spent many years in the operation and ownership of broadcasting properties and other general business activities. Mr. Norman is the husband of D.T. Norman and the brother-in-law of Dr. James P. Hill. Mr. Norman notified the board in June 2002 of his intention to retire and leave our company in September 2002. On September 5, 2002, Mr. Norman resigned as chairman of and a director of four of our subsidiaries, Videolocity, Inc., Videolocity Technologies, Inc. Hospitality Concierge, Inc., Videolocity Direct, Inc.

         Martin P. Senn. From June 1999 until he joined Videolocity in November 2000, Mr. Senn was Vice President, Sales & Marketing of Teleflex Systems, Inc., a provider of state-of-the-art billing solutions, voice/data processing platforms, calling cards, and operator services software, where he handled public relations and corporate development. From May 1995 to June 1999, Mr. Senn served as Vice President of Sales & Marketing for Teltrust Inc, forming and managing its Teleservices division and actively working on applications and designs with Teltrust's Internet division. The Teleservices division grew in 4 years to annual revenue of over $10 million with over 700 employees. From November 1993 to May 1995, Mr. Senn managed Online Reservations Systems, Inc., a Park City, Utah based company providing wholesale and retail travel operations. Mr. Senn holds a Masters degree in Travel Industry Management, Marketing and Languages from the University of Zurich, Switzerland. He speaks fluent English, German, Italian and French, and speaks conversational Spanish.

         Healthcare Concierge, Inc.

         The following table sets forth information with respect to the current directors and executive officers of Healthcare Concierge, Inc., (formally named Videolocity Direct, Inc.) our 94% owned operating subsidiary. These persons are expected to make a significant contribution to our business.

         Name                                 Age                       Positions
         ----                                 ---                       ---------
         Bennie L. Williams...............    65          Chairman and Director
         Robert E. Holt...................    38          President, Chief Executive Officer and Director
         Martin P. Senn...................    39          Vice President, Chief Operating Officer and Director
         Larry R. McNeill.................    60          Director


         The resumes for Messrs. Williams, Holt and McNeill are set forth above under the information for our parent company. Mr. Senn's resume is set forth above under Videolocity, Inc.

         The following table sets forth information with respect to the current directors and executive officers of Videolocity Technologies, Inc., our wholly owned operating subsidiary.

         Videolocity Technologies, Inc.

  Name                                 Age                  Position
  ----                                 ---                  --------
  Robert E. Holt...................    38     President / CEO / Director
  Bennie L. Williams...............    65     Director
  Martin P. Senn...................    39     Vice President / COO / Director
  Larry R. McNeill.................    60     Director

         The resumes for Messrs. Holt, Williams and McNeill are set forth above under the information for our parent company. Resumes for Messrs Norman and Senn resume are set forth above under Videolocity, Inc.

         In September 2002, we employed Jay Muse as Vice President of technology. Mr. Muse was formerly senior technologist at Iomega, Inc., where he advised that company on technical issues regarding product roadmap, competitive intelligence, patent applications and market strategy. Prior to joining Iomega, Mr. Muse worked at General Electric Corporate Research.

Executive Compensation

         The following table sets forth all cash compensation actually paid (and not deferred) by us for services rendered for the years ended October 31, 2001 and 2000 to our Chief Executive Officer and to each of the next four most highly compensated executive officers whose total annual salary and bonus was in excess of $100,000.


                           Summary Compensation Table

                                                           Other
Name and                           Annual Compensation     Annual       All Other
Principal Position        Year       Salary    Bonus    Compensation  Compensation
------------------        ----       ------    -----    ------------  ------------
Robert E. Holt           2002(1)   $130,000   $  -0-   $  -0-       $ 85,000(2)
  President and C.E.O

Martin P. Senn,          2002(1)     79,917      -0-      -0-          7,750(3)
 C.O.O                   2001       128,000      -0-      -0-           -0-
                         2000         -0-        -0-      -0-           -0-
Jerry E. Romney, Jr,     2001       150,000      -0-      -0-          5,000(4)
  President              2000          -0-       -0-      -0-           -0-
                                                                        ________

         (1)      Through nine month period ended July 31, 2002.
        (2) Received 110,000 shares of VCTY common stock valued at $85,000.
         (3)      Received 8,750 shares of VCTY common stock valued at $7,750.
         (4) Vested 5,000 shares of common stock under our 2000 Stock Incentive Plan.


Employment Agreements

         We have entered into employment agreements with Mr. Holt and Mr. Senn. Certain aspects of these agreements are specific to the individual's agreement:

         Mr. Holt: Pursuant to his employment agreement dated January 16, 2002, Mr. Holt is serving as our Chief Executive Officer and receives an annual base salary of $240,000. His employment has an initial term of three years ending January 15, 2005. Mr. Holt is entitled to 90,000 plan units under our 2000 Stock Incentive Plan, of which 5,000 have vested. Mr. Holt received a bonus of 100,000 shares under our 2002 Stock Incentive Stock Award Plan. In addition, upon our receiving a minimum of $1 million in capital funding, Mr. Holt will receive a bonus of 100,000 shares of our common stock and the right to purchase at $0.01 per warrant, 900,000 stock purchase warrants, exercisable at $1.00 per share.

         Mr. Senn: Pursuant to his employment agreement dated November 16, 2000 with our subsidiary Videolocity, Inc. (formerly Moviesonline, Inc.), Mr. Senn is serving as its Chief Operating Officer and receives an annual base salary of $137,000, increased in October 2001 from an initial base salary of $125,000. His employment has an initial term of three years ending November 16, 2003. Mr. Senn is also entitled to 118,750 plan units under our 2000 Stock Incentive Plan, of which he has vested rights in 6,875 shares of our common stock.

         Each of the above-described employment agreements has the following uniform terms:

         Assignment of Inventions: During the terms of the employment agreements, any invention, discovery, concepts and ideas, whether or not patentable or subject to copyright protection, which the employee discovers or conceives, will become our sole property.

         Non-Compete: During the term of their agreement with us and for two years after the expiration of Mr. Senn's agreement, and three years after the expiration of Mr. Holt's agreement, the employees agree not to:

         * own, manage operate or control any business that competes with us;

         * provide services to any business in the video-on-demand industry that is directly competitive with us;

         * solicit any business similar to ours from, or sell any products or services that are in direct competition with ours to, any business that within one year prior to the date of termination of employment, was a customer or client of ours or any of our subsidiaries; and

         * solicit the employment of any of our full-time executives or employees as of the date of termination of the agreement.

         Change of Control:

         In the event of a change of control of our company, whether by merger, acquisition, consolidation, reorganization, liquidation or otherwise, the employee will be entitled to voluntarily terminate his agreement and receive certain benefits set forth below:

         * the annual base salary through the date of termination, to the extent not theretofore paid;

         * reimbursement for any monies advanced by employee through the date of termination;

         * all other payments and benefits to which the employee is entitled through the date of termination;

         * for six months after the termination date, continued health and medical insurance coverage; and

         * all unvested plan units under the stock incentive plan will vest.

Indemnification of Directors and Executive Officers and Limitation on Liability

         We have adopted certain provisions in our articles of incorporation that limit the liability of our directors and executive officers and provide for indemnification by us for our directors and officers to the fullest extent permitted by Nevada law. Such provisions substantially limit the shareholders' ability to hold directors and officers liable for monetary damages resulting from breaches of their fiduciary duties.

Benefit Plans

         Videolocity, Inc. 2000 Stock Incentive Plan

         We adopted the Videolocity, Inc. 2000 Stock Incentive Plan in connection with our acquisition of Videolocity, Inc. We have reserved one million shares of common stock for issuance under the plan. As of June 28, 2002, plan awards with respect to 282,283 shares have been made, of which 32,208 plan awards have vested and 32,208 shares issued. Plan awards with respect to 717,717 shares remain available under the plan. All awards made under the plan are made in plan units. Each plan unit becomes convertible, at the option of the participant, into one share of our common stock on the date vesting requirements for the plan units have been satisfied. Shares to be issued under the plan will be registered under the Securities Act of 1933. The awards granted to date provide certain continued vesting as set forth and determined in each individual employment agreement, to be vested on the first day of each consecutive fiscal quarter.

         If a plan participant voluntarily terminates his employment or is terminated for cause, any unvested plan awards will be forfeited. If a plan participant is terminated without cause, terminates for good reason (including a change of control), dies, or becomes disabled, all as defined in the plan, any unvested plan awards will vest on the date of such termination.

         Videolocity International, Inc. 2002 Stock Option and Stock Award Plan

         Also at the time of our acquisition of Videolocity, Inc., we adopted an omnibus stock option and stock award plan. The plan was inactive until it was formalized on March 1, 2002 as the Videolocity International, Inc. 2002 Stock Option and Stock Award Plan The plan may be administered either by the board or by a committee to be appointed from time to time by the board. Awards granted under the plan may be stock options, appreciation rights, or stock awards which are awarded to employees, including officers and directors, who, in the opinion of the board or the committee, have contributed, or are expected to contribute, materially to the success of our company. In addition, at the discretion of the board or the committee, options or bonus stock may be granted to individuals who are not employees, but contribute to our success as advisors or consultants.

         All of our employees, officers, directors, advisors and consultants are eligible to participate under the plan. A maximum of 500,000 shares of our common stock are available for grant under this plan. The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by the board or the committee, at their sole discretion. As of July 31, 2002, a total of 467,855 shares have been granted under the plan, of which 417,855 shares have been issued, leaving 32,155 shares remaining to be granted and issued.


           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides information, to the best of our knowledge as of September 30, 2002, regarding beneficial ownership of our common stock by:

         *        each of the named executive officers;
         *        each or our directors; and
         * each person known to us to own beneficially more than 5% of our common stock;
         *        all executive officers and directors as a group.

         Beneficial ownership is determined based on the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable, or exercisable within 60 days of September 30, 2002, are counted as outstanding. These shares, however, are not counted as outstanding for purposes of computing the percentage ownership of any other person. Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.

         Unless otherwise indicated, the address for each director, executive officer and 5% owner is c/o Videolocity International, Inc. 358 South 700 East, Suite B604, Salt Lake City, Utah 84102.


                                                                           Beneficial Ownership
       Name of Beneficial Owner                                           Shares         Percent
       ------------------------                                           ------         -------
       Directors and Executive Officers:
         Dan Driscoll.............................................        225,122        3.9 %
         Robert E. Holt...........................................        105,000        1.8 %
         Larry R. McNeill.........................................        236,000        4.1 %
         Martin P. Senn(1)........................................         43,125         .8 %
         Bennie L. Williams.......................................        335,000        5.8 %

      5% Owners
         Dr. James P. Hill, Ph.D(2)...............................        650,001       11.2 %
         D. T. Norman.............................................        300,000        5.1 %
         Kirk Schneider(3)........................................        372,000        6.4 %
         Cornell Capital Partners, L.P............................        290,000        5.0 %

      All executive officers and directors as a group (5 persons)         944,247       16.2 %

     (1) Includes 31,250 shares held of record by Sweetspot Communications, LLC, a Utah limited liability company of which Mr. Senn is the manager.

     (2) Includes 650,001 shares held of record by a G.I.N., LLC, of which Dr. Hill is the manager.

     (3) Includes 250,000 shares held of record by Joss Investments, LC, of which Kirk Schneider is the manager. Kirk Schneider's address is 1201 S. Main Street, Salt Lake City, Utah 84111.



                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with 5% Stockholders

         The  following  persons  purchased  shares of our  common  stock in the private placement of 610,000 shares completed on December 4, 2000 and immediately following the acquisition of Videolocity, Inc.: Stephen B. Cluff, a former officer and director, 12,200 shares; Kirk Schneider, a greater than 5% shareholder, 61,000 shares; Mark Schneider, a greater than 5% shareholder, 54,900 shares; Noland Schneider, the father of Kirk Schneider and Mark Schneider, 122,000 shares; and Jeri Staten, the sister of Kirk Schneider and Mark Schneider, 61,000 shares. Such persons purchased the shares at a price of approximately $0.82 per share, which was the same price paid by the other purchasers in the private placement. Noland Schneider provided assistance in locating an entity to be used in the acquisition of Videolocity, Inc. and assisted in negotiating the terms of the reorganization, but did not receive any compensation for such activities.

Transactions with Officers and Directors

         In July 2001, two of our current  directors Larry R. McNeill and Bennie
L. Williams loaned to our company $135,000 and $100,000, respectively, pursuant to certain 60-day secured notes issued by us bearing interest at 6%. The notes have been extended through October 2002. As additional consideration for the loans, we issued to Mr. McNeill and Mr. Williams 67,500 shares and 50,000 shares, respectively, of Videolocity Direct, Inc. common stock (now known as Healthcare Concierge, Inc.). On November 9, 2001, as consideration for extending the term of the notes, we issued to Mr. McNeill and Mr. Williams 13,500 shares and 10,000 shares, respectively, of Videolocity International, Inc. common stock. A former director, D.T. Norman, through ISOZ, L.C. of which she is the manager, also loaned to us in July 2001 an aggregate of $215,000 pursuant to the 60 day 6% secured notes. ISOZ received 107,500 shares of Videolocity Direct stock as additional consideration for the loan. During the second quarter of fiscal 2002, Ms. Norman, on behalf of ISOZ, L.C., voluntarily contributed back to us for cancellation, a total of 50,000 shares of Videolocity International common stock to offset some of the additional shares that we had to issue as consideration to acquire certain loans and extensions from other parties. All of the aforementioned notes remain outstanding as of the date hereof, having been secured under a UCC-1 filing and are due in November 2002.

         Through June 28, 2002, the following officers, employees and consultant received an aggregate of 32,559 shares of our common stock under the Videolocity Inc. 2000 Stock Incentive Plan: Jerry E. Romney, Jr., Martin P. Senn, Luigi A. DeAngelis, David M. Smith, Joshua L. Hamer, Wilford T. Lee, and Steven Fogarty.

         On July 30, 2001 our board of directors authorized the borrowing of $750,000 in 60 day secured notes bearing 8% simple interest. The notes are secured by an assignment and collateral pledge of 100% of the outstanding stock of Videolocity Technologies, Inc. (5 million shares), which holds our six Provisional Patent Applications.

         We owed certain of our affiliates approximately $320,000 which was due as of July 29, 2001. The affiliates loaned an additional $30,000 and agreed to convert their already outstanding loans of $320,000, wherein the affiliates became part of the $750,000 loan package. One additional affiliate loaned
$100,000 and three independent unaffiliated individuals each loaned an additional $100,000 bringing the total notes payable to $750,000. This provided us with very necessary operating capital. There were certain expected funds having been introduced and anticipated with the help of Millennium International, LLC. that suddenly became unavailable because of the overall market conditions created by the September 11, 2001 tragedy.

         The total of $750,000, which was due and payable on or before October 31, 2001, has been continued from time to time until September 1, 2002, having been secured under our UCC-1 filing. As bonuses for these loans and the extensions thereof, we have issued an aggregate of 68,500 of our restricted shares of common stock and 300,000 restricted shares of Videolocity Direct, Inc., now known as Healthcare Concierge, Inc.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         We are authorized to issue 50 million shares of common stock. At August 30, 2002, there were 5,826,596 shares of common stock outstanding and held of record by approximately 118 stockholders.

         All of our shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to:

         * one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

         * to participate equally and to receive any and all such dividends as may be declared by the board of directors; and

         *        to  participate  pro  rata  in  any   distribution  of  assets
                  available for distribution upon our liquidation.

         Our stockholders have no preemptive rights to acquire additional shares of common stock or any other securities.

Preferred Stock

         We are also authorized to issue one million shares of preferred stock , par value $.001 per share. Our preferred shares may be issued in various series with terms, rights, voting privileges and preferences to be determined at the discretion of the board of directors at the time of issuance. All fully paid shares of preferred stock of the Company shall not be liable to call or assessment.

* In December 2000, we issued 950,000 shares of series A Preferred stock pursuant to our acquisition of 5th Digit Technologies, LLC. On February 1, 2001, we sold 40,000 series A Preferred shares at $2.50 per share, which sale was rescinded in March 2001 and all monies paid were returned. During 2001, the 600,000 shares of series A Preferred stock were cancelled and 180,000 shares of our common stock were issued to the holders. Pursuant to the legal action we filed against the holder of the remaining 350,000 preferred shares, the Court ordered the shares to be canceled, which they were on April 12, 2002

         Presently, we do not have any shares of preferred stock outstanding.

Options

         As of June 28, 2002, we had outstanding options to purchase an aggregate of 282,800 shares of our common stock at the exercise price of $1.00 per share, all of which are presently exercisable.

Registration Rights

         Under the terms of the equity line of credit agreement and placement agent agreement, Cornell Capital and Westrock Advisors have registration rights for their shares of common stock derived from those agreements. Accordingly, this prospectus and the registration statement to which it relates, includes the shares of common stock of Cornell Capital and Westrock Advisors derived from their respective agreements with us.

Indemnification Matters

         As permitted by the provisions of the Nevada Revised Statutes (NRS), we have the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of our company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of our company and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

         We must indemnify a director, officer, employee or agent of Videolocity who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of Videolocity, against expenses actually and reasonably incurred by them in connection with the defense.

         We may make provisions to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.

         The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of Videolocity, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not we have the authority to indemnify them against such liability and expenses.

         Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in such Act as is therefore unenforceable.

Amendment of Articles of Incorporation

         Any amendment to our articles of incorporation must first be approved by a majority of the board of directors and, thereafter, by a majority of the total votes eligible to be cast by holders of our voting stock with respect to such amendment. Approval by shareholders may be by written consent in lieu of shareholders' meeting.

By-Law Provisions

         Our By-Laws provide that a special meeting of stockholders may be called by the board of directors or by holders of a majority of our outstanding shares. Further, only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, our By-Laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stock holder wishes to make at an annual meeting of stockholders.

Transfer Agent

         The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, 66 Exchange Place, Salt Lake City, Utah 84111, telephone (801) 355-5740.


                         SHARES ELIGIBLE FOR FUTURE SALE

         If our current stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and/or warrants, into the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

         Upon completion of this offering, we will have outstanding approximately 76,026,596 shares of our common stock, assuming all of the shares offered by this prospectus are issued. All of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Of the balance of the shares to be outstanding, approximately 850,854 shares are held by public stockholders and may also be freely traded without restriction. This leaves approximately 4,975,742 restricted shares eligible for future sale in the public market pursuant to Rule 144 as follows:

                           Date                         Number of Shares
                           ----                         ----------------

         After the date of this prospectus.              3,638,125  shares

         After 180 days from the date                      148,500  shares
         of this prospectus (subject, in some
         cases, to volume limitations)

         At various times after 180 days from            1,189,117  shares
         the date of this prospectus (subject, in some cases, to volume limitations).

         Lock- Up Agreements. In connection with the equity line of credit agreement, our officers and directors have executed lock-up agreements concerning our common stock. Each lock-up agreement provides that during the term of the equity line of credit agreement, the officer or director may not, without the prior written consent of Cornel Capital, sell or otherwise dispose of their Videolocity shares except pursuant to Rule 144.

         Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of

         *        1%  of  the  number  of  shares  of  our  common   stock  then
                  outstanding, which will equal to approximately 760,266 shares immediately after this offering; or

         * the average weekly trading volume of our common stock on a national securities exchange and/or reported through the automatic quotation system of a registered securities association during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

         Rule 144(k). Under Rule 144(k), a person who is not deemed to have been affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

         As of July 31, 2002, there were outstanding options to purchase an aggregate of 282,800 shares of our common stock at the exercise price of $1.00 per share, all of which are presently exercisable. Shares of our common stock issued upon conversion of these options would be eligible for sale under Rule 144 one year after the holders exercises the option and makes full payment for the shares.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Leonard E. Neilson, P.C., Attorney at Law. Mr. Neilson is the beneficial owner of 46,000 shares of our common stock and is the custodian for his children that own 4,000 shares.

                                     EXPERTS

         The financial statements as of October 31, 2001 and 2000 included in this prospectus have been so included in reliance on the report of Andersen Andersen & Strong, L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting. The auditors' report contains an explanatory paragraph relating to our ability to continue as a going concern which is further explained in note 13 to the financial statements. We have prepared the unaudited financial statements for the period ended July 31, 2002.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the SEC for the stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus.

         We are subject to certain reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, we file reports, and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by independent accountants, quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year, and other periodic reports as we may deem appropriate or as we may be required by law.

         You may inspect and copy our registration statement, reports and other information at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our registration statement, reports and other information that was filed electronically. The address of the SEC's Internet site is "http://www.sec.gov."

                VIDEOLOCITY INTERNATIONAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                October 31, 2001


                VIDEOLOCITY INTERNATIONAL, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                 Page
                                                                                                 ----

Report of Independent Certified Public Accountant.......................................          F-3

Consolidated Balance Sheet as of October 31, 2001.......................................          F-4

Consolidated Statements of Operations...................................................          F-5

Statement of Changes in Stockholders' Equity............................................          F-6

Consolidated Statements of Cash Flows ..................................................          F-7

Notes to Financial Statements...........................................................          F-8

                                                  941 East 3300 South, Suite 202
                                                      Salt Lake City, Utah 84106
                                                          Telephone 801 486-0096
                                                                Fax 801 486-0098

ANDERSEN ANDERSEN & STRONG, L.C.
-----------------------------------------------------
Certified Public Accountants and Business Consultants

Member SEC Practice Section of the AICPA


Board of Directors
Videolocity International Inc. and Subsidiaries
Salt Lake City, Utah

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying consolidated balance sheet of Videolocity International Inc. and Subsidiaries (development stage company) at October 31, 2001 and the related statements of operations, stockholders' equity, and cash flows for the year ended October 31, 2001, and the period May 26, 2000 to October 31, 2000 and the period May 26, 2000 (date of inception - note 6 ) to October 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Videolocity International Inc. and Subsidiaries at October 31, 2001 and the results of operations, and cash flows for the year ended October 31, 2001, and the period May 26, 2000 to October 31, 2000 and the period May 26, 2000 (date of inception - note 6 ) to October 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have sufficient working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 13. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah
February 8,  2002                         /s/ Andersen Andersen and Strong
                                          --------------------------------
                                              Andersen Andersen and Strong
                                       F-3


                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                           (Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                                October 31, 2001
--------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS
   Cash                                                                  $       411
    Note receivable - net of provision for doubtful accounts -  Note 3       350,000
                                                                         -----------
         Total Current Assets                                                350,411
                                                                         -----------

EQUIPMENT - net of accumulated depreciation - Note 2                          73,012
                                                                         -----------
OTHER ASSETS
     Advance deposits                                                          4,732
                                                                         -----------

                                                                         $   428,155

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Notes payable - related parties - Note 5                            $   450,000
      Notes payable - Note 5                                                 300,000
     Accrued interest - notes payable - Note 5                                13,949
     Accounts payable                                                        143,123
                                                                         -----------
          Total Current Liabilities                                          907,072
                                                                         -----------

REDEEMABLE  PREFERRED  CAPITAL STOCK
     10,000,000 shares authorized at $0.001 par value;
        950,000 series A issued - Notes 1, 9, &12                                950
     Capital in excess of par value - Note 9 & 12                          3,957,380
                                                                         -----------
                                                                           3,958,330

MINORITY INTERESTS                                                             5,038
                                                                         -----------

STOCKHOLDERS' EQUITY - (deficiency)
   Common stock
        125,000,000 shares authorized, at $0.001 par value;
        43,186,860 shares issued and outstanding                              43,187
    Capital in excess of par value - Note 12                              (1,976,071)
    Deficit accumulated during the development stage - Note 2             (2,509,401)
                                                                         -----------
       Total Stockholders' Equity (deficiency)                            (4,442,285)
                                                                         -----------
                                                                         $   428,155
                                                                         ===========

   The accompanying notes are an integral part of these financial statements.


                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                          ( Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For The Year Ended October 31, 2001 and the Period
                 May 26, 2000 to October 31, 2000 and the Period
         May 26, 2000 ( date of inception - note 6 ) to October 31, 2001

--------------------------------------------------------------------------------


                                                                                       May 26, 2000
                                                             Oct 31,        Oct 31,        to
                                                             2001            2000     Oct  31, 2001
                                                          -----------    -----------    -----------

REVENUES                                                  $     5,578    $      --      $     5,578
                                                          -----------    -----------    -----------
EXPENSES
   Administrative                                           1,353,710        129,778      1,483,488
   Interest                                                   201,449           --          201,449
   Depreciation and amortization                               69,260           --           69,260
                                                          -----------    -----------    -----------
                                                            1,624,419        129,778      1,754,197
                                                          -----------    -----------    -----------
NET  LOSS - from operations                                (1,618,841)      (129,778)    (1,748,619)
                                                          -----------    -----------    -----------
OTHER INCOME (LOSS)
    Minority interests                                         (4,712)          --           (4,712)
    Loss of good will                                        (958,628)          --         (958,628)
    Net gain from sale of investment stock                    338,049           --          338,049
   Net loss from transfer of license agreement - Note 3      (135,491)          --         (135,491)
                                                                         -----------    -----------
                                                                            (760,782)      (760,782)
                                                          -----------    -----------    -----------
NET LOSS                                                  $(2,379,623)   $  (129,778)   $(2,509,401)
                                                          ===========    ===========    ===========
LOSS PER COMMON SHARE
    Basic                                                 $      (.06)   $      (.02)          --
                                                          -----------    -----------    -----------
AVERAGE  OUTSTANDING
    COMMON SHARES
    Basic (stated in 1000's)                                   43,087          6,406           --
                                                          -----------    -----------    -----------

   The accompanying notes are an integral part of these financial statements.
                                       F-5


                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                           (Development Stage Company)
                      STATEMENT OF CHANGES IN STOCKHOLDERS'
                EQUITY Period May 26, 2000 ( date of inception -
                          note 6 ) to October 31, 2001

--------------------------------------------------------------------------------

                                                                                                    Capital in
                                                   Preferred Stock            Common Stock           Excess of    Accumulated
                                                Shares        Amount       Shares       Amount       Par Value      Deficit
                                            -----------   -----------    ----------   -----------   -----------    -----------
Balance May 26, 2000                               --     $      --       6,406,098   $     6,406   $    79,920    $      --

Net operating loss for the period
    May  26, 2000 to October 31, 2000              --            --            --            --            --         (129,778)
                                            -----------   -----------    ----------   -----------   -----------    -----------
Balance October 31, 2000                           --            --       6,406,098         6,406        79,920       (129,778)
Issuance of common stock for bonus
   interest expense at $.50 - August 2001          --            --         150,000           150         74,850          --
Issuance of common stock for
    acquisition of Videolocity
    International Inc. - Dec 4, 2000               --            --      30,280,762        30,281       359,165           --
Issuance of class A preferred  stock for
    Acquisition of 5thDigit
    Technology LLC - Dec 5, 2000                950,000           950          --            --         949,050           --
Issuance of common stock for
    cash at $.082 - Dec 7, 2000                    --            --       6,100,000         6,100       493,900           --
Issuance of common stock for incentive
     stock plan  at $.10 - September 2001          --            --          50,000            50         4,950           --
Issuance of common stock for public
   relations agreement at $.10 -
   August 2001                                     --            --         200,000           200        19,800           --
Provision for redemption value
   of preferred stock - note 9 -                   --            --            --            --      (3,957,380)          --
Net operating loss for the year
    ended October 31, 2001                         --            --            --            --      (2,379,623)
Less minority interest                             --            --            --            --            (326)          --
                                            -----------   -----------    ----------   -----------   -----------    -----------


Balance October 31, 2001                        950,000   $       950    43,186,860   $    43,187   $(1,976,071)   $(2,509,401)
                                            ===========    ==========   ===========   ===========   ===========    ===========


   The accompanying notes are an integral part of these financial statements.


                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                           (Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             For The Year Ended October 31, 2001 and the Period May
                 26, 2000 to October 31, 2000 and the Period May
               26, 2000 ( date of inception - note 6 ) to October
                                    31, 2001

-------------------------------------------------------------------------------


CASH FLOWS FROM
   OPERATING ACTIVITIES
                                                                                     Oct 31,       Oct 31,      May 26, 2000
                                                                                      2001          2000      to Oct 31, 2001
                                                                                    ----------    -----------    -----------
   Net loss                                                                        $(2,379,623)   $  (129,778)   $(2,509,401)

   Adjustments to reconcile net loss to
       net cash provided by operating
       activities
           Minority interest                                                             4,712           --            4,712
           Loss of good will                                                           958,628           --          958,628
           Change in short term note receivable                                       (350,000)          --         (350,000)
           Change in accounts  and short term notes payable                            687,152         19,920        687,152
           Depreciation and amortization                                                69,260           --           69,260
           Issuance of common stock for services and expenses                           70,000           --           70,000
           Net gain from sale of investment stock                                     (452,558)          --         (452,558)
                                                                                    ----------    -----------    -----------
             Net Decrease in Cash From Operations                                   (1,392,429)      (109,858)    (1,522,207)
                                                                                    ----------    -----------    -----------

CASH FLOWS FROM INVESTING

   ACTIVITIES

          Purchase of equipment                                                        (78,763)        (6,433)       (78,763)
          Advance deposits                                                               5,924           --           (4,732)
          Acquisition costs of good will                                                (8,628)          --           (8,628)
        Cost  of investment stock and licenses                                         571,373           --          595,516
                                                                                    ----------    -----------    -----------
                                                                                       489,906         (6,433)       503,393
                                                                                    ----------    -----------    -----------

CASH FLOWS FROM FINANCING
   ACTIVITIES

       Proceeds from issuance of common  capital stock - Note 6                        500,000        519,225      1,019,225
                                                                                    ----------    -----------    -----------

   Net change in Cash                                                                 (402,523)       402,914            411

   Cash at Beginning of Period                                                         402,934           --             --
                                                                                    ----------    -----------    -----------

   Cash at End of Period                                                           $       411    $   402,914    $       411
                                                                                    ==========    ===========    ===========

NON  CASH  FLOWS  FROM OPERATING AND  INVESTING ACTIVITIES

    Issuance of 30,280,762 common shares for all outstanding stock of Videolocity Inc.            $  389,446
                                                                                                  -----------
    Issuance of 950,000 preferred shares for members' interests in 5th Digit Technologies  LLC        950,000
                                                                                                  -----------
    Issuance of 150,000 common shares for expenses                                                     75,000
                                                                                                  -----------
   Issuance of 250,000 common shares for services                                                      25,000
                                                                                                  -----------


   The accompanying notes are an integral part of these financial statements.

                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on November 5, 1985 with authorized common stock of 50,000,000 shares at $0.001 par value with the name "Pine View Technologies Corporation. On November 27, 2000 the name was changed to "Videolocity International Inc." and on November 22, 2000 the Company increased the authorized common capital stock to 125,000,000 with the same par value and authorized preferred capital stock of 10,000,000 shares at $.001 par value. The terms of the preferred are outlined in note 8.

The Company and its subsidiaries are in the business of developing and marketing systems, products, and solutions for the delivery of video and other content to end users on demand. The Company has not started operations.

On December 4, 2000 the Company completed a reverse common stock split of .61 shares for each outstanding share. This report has been completed showing after stock split shares from inception.

On December 4, 2000 the Company completed a private placement offering of 6,100,000 common shares for $500,000.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods
------------------

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy
---------------

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes
------------

On October 31, 2001, the Company and its subsidiaries had an accumulated net operating loss available for carryforward of $2,259,401. The tax benefit of approximately $677,820 has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has not started operations. The net operating loss will expire in 2022.

Amortization of the  License Agreements
---------------------------------------

The license agreements are being amortized to expense over ten years.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to significant concentration of credit risk consists of a note receivable. (note 3)

                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - continued

--------------------------------------------------------------------------------


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Equipment

Office equipment and the digital entertainment system is being depreciated over five years.

                                    Office equipment                  $31,717
                                    Digital entertainment system       47,046
                                    Less accumulated depreciation      (5,751)
                                                                       ------
                                                                       73,012

Basic and Diluted Net Income (Loss) Per Share
---------------------------------------------

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any preferred share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Principals of Consolidation
---------------------------

The consolidated financial statements shown in this report includes the assets and liabilities of all subsidiaries and excludes the historical operating information of the Company prior to December 4, 2000, and the operating information of the 5th Digit Technologies, LLC (subsidiary) prior to December 22, 2000. (Note 6 and 8)

All intercompany transactions have been eliminated

Financial Instruments
---------------------

The  carrying  amounts  of  financial   instruments,   including  cash,  a  note
receivable, and accounts payable, are considered by management to be their estimated fair values.

Estimates and Assumptions
-------------------------

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Recognition of Income
---------------------

The Company is installing the equipment needed to deliver digital information an entertainment content in selected hotels. After the equipment is operational, the user will pay for its use with a credit card and the Company will receive approximately 80% of the proceeds.

                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - continued

--------------------------------------------------------------------------------


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Comprehensive Income
--------------------

The Company adopted Statement of Financial Accounting Standards No. 130. The adoption of this standard had no impact on the total stockholder's equity.

Good Will
---------

The pronouncement regarding the valuation of good was adopted on July 1, 2001. (Note 8)

Other Recent Accounting Pronouncements
--------------------------------------

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.  NOTE  RECEIVABLE

The Company has a note receivable of $600,000 (outlined in note 4) due within 120 days from October 31, 2001, with no interest, secured by 1,000,000 common shares of Merit Studios, Inc., held by the Company. At the report date Merit Studios, Inc. common stock was trading over the counter with a liquidation value of $.35 per share. For reporting purposes the value of the note receivable is shown at $350,000, the liquidation value of the security. The note receivable has been used as partial security on a note payable given by the Company outlined in Note 12.

4.  ACQUISITION OF LICENSE AGREEMENT

On October 27, 2000, the Company entered into a technology license agreement with Merit Studios, Inc. pertaining to Merit's proprietary compression technology as it applies to the compression and delivery of video and other content. The terms of the original license agreement of two years were amended by an agreement entitled "Amended and Restated License Agreement", as revised and restated, on March 6, 2001 which provides for an exclusive license for ten years, which will continue after May 6, 2011 on a non-exclusive basis for an additional ten years, however the Company must commence marketing of the technology within one year, otherwise the exclusive rights may convert to non-exclusive rights. The terms of the agreement was $250,000, with $50,000 being allocated to the purchase price of the 1,000,000 common shares of Merit Studios, Inc. Royalties are provided at 10% of the net revenue per transaction and 50% of all of the initial amounts received from the sales of sub-licenses. Merit Studios, Inc. received one third of the outstanding stock of Videolocity Direct, Inc. (a subsidiary of the Company) to which the license agreements with Merit Studios Inc. have been assigned.

On May 29, 2001, the Company, through its subsidiary Videolocity Direct, Inc., entered into an additional technology license agreement with Merit Studios, Inc., pertaining to Merit's proprietary compression technology for all aspects and applications in addition to the video application previously licensed. The terms of the license extend for a period commencing on May 29, 2001 and continuing through May 28, 2011. The license will continue on a non-exclusive

                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - continued

--------------------------------------------------------------------------------

4.  ACQUISITION OF LICENSE AGREEMENT - continued

basis from May 29, 2011 until the expiration or termination of the agreement. The terms of the agreement provides for a payment of $200,000 upon execution and future advance royalty payments. Royalties are provided at 20% of net revenues and 40%of the initial upfront payments received by Videolocity Direct Inc. from the sale of sublicenses of the Wormhole technology.

On October 31, 2001, which was amended on November 2, 2001, the Company, through its subsidiary Videolocity Direct, Inc., agreed to sell and reassign the above two license agreements to Merit Studios Inc. The terms of the agreement included a note receivable of $600,000 due to Videolocity Direct, Inc. (subsidiary) within 120 days from October 31, 2001 with no interest, the return of 2,500,000 common shares of Videolocity Direct, Inc. to Videolocity Direct, Inc for cancellation, and the reassignment of the 1,000,000 common shares of Merit Studios Inc. held by Videolocity Inc.(subsidiary). The shares in Merit Studios Inc.

will be held as security until the note receivable is paid.  (note 3)

5.  NOTES PAYABLE

The Company has short term financing of $750,000 and has issued notes payable, to six individuals and companies, with a due date of February 28, 2002, including 8% interest. The loans are secured by all of the stock of Videolocity Technologies Inc. (subsidiary) held by the Company. During November 2001, 535,000 common shares of the Company were issued to the note holders as bonus interest. $450,000 of the $750,000 was received from related parties.

6.  ACQUISITION OF ALL OUTSTANDING STOCK VIDEOLOCITY, INC.

On December 4, 2000 the Company (parent) completed the acquisition of all of the outstanding stock of Videolocity International, Inc. ( subsidiary), by a stock for stock exchange in which the stockholders of of the subsidiary received 30,280,762 common shares of the parent, representing 82% of the outstanding stock of the parent. For reporting purposes, the acquisition was treated as an acquisition of the parent by the subsidiary (reverse acquisition) and a recapitalization of the subsidiary. For reporting purposes the assets and liabilities of the subsidiary are shown in the balance sheet as if the acquisition had been completed on October 31, 2000. The historical operating statements prior to December 4, 2000 are those of the subsidiary. No good will was recognized from the acquisition.

The subsidiary was organized on May 26, 2000 for the purpose of developing and marketing systems, products, and solutions for the delivery of video and other content to end users on demand.

7.  RELATED PARTY TRANSACTIONS

Officers, directors, employees and their affiliates, have acquired 41 % of the common stock issued.

Included in the notes payable outlined in note 5 is $450,000 due to related parties.

                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - continued

--------------------------------------------------------------------------------


8.  ACQUISITION OF ALL MEMBERS' INTERESTS OF 5TH DIGIT TECHNOLOGIES, LLC

On December 22, 2000 the Company ( the parent) acquired all of all the outstanding members' interest in 5th Digit Technologies LLC (the subsidiary) in exchange for 950,000 series A preferred shares of the parent, valued at $1.00 per share, in which good will of $950,000 was recognized. Prior to June 30, 2001 the good will was being amortized over ten years, or a shorter period if an impairment in value was determined. On October 31, 2001 the remaining value of the good will was determined to be zero and was expensed, which resulted from the conditions outlined in note 12.

5th Digit was organized on October 10, 2000 and began operations after December 22, 2000. The acquisition was recorded as a purchase and the operating statements of 5th Digit after November 1, 2001 are included in the consolidated operating statements. There was no contingent consideration in the merger agreement.

9. REDEEMABLE  PREFERRED CAPITAL STOCK

During December 2000 the Company issued 950,000 shares of series A preferred stock and 40,000 shares of series B preferred stock. During March 2001 the sale of the series B preferred stock was rescinded and all monies paid were returned.

The terms of the series A stock are outlined as follows.

   (1) Voting. Each share of preferred series A stock shall be entitled to one vote on all matters submitted to a vote of the shareholders.

   2 Conversion.. Each share of preferred series A stock shall be convertible into one share of common stock by the holders at any time upon delivery to the Company by written notice of their election to convert.

       Each share of preferred series A stock shall automatically be converted to common shares on February 1, 2002.

   (ii Redemption. Upon written notice from the holders of the series A preferred stock as provided below, the Company will redeem the preferred stock during the 30 day period January 2, 2002 through January 31, 2002 at a price $5.00 per share. Any holder of the preferred stock desiring to redeem his shares shall provide written notice to the Company within the 30-day period described above. The total redemption value is $4,750,000 resulting in an accretion of $3,800,000, over the issue value, which is being amortized over one year as an addition to the capital in excess of par value under the redeemable preferred capital stock.

   (ii Call Provision. The preferred stock shall be callable by the Company until January 31, 2002 at a price of $5.00 per share and the Company shall provide written notice of its intent to call not less than 30 days prior to the effective date of the call. Any holder of preferred stock may elect to convert to common stock prior to the call with notice of such conversion within five days prior to the effective date of the call.

                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - continued

--------------------------------------------------------------------------------


9.  PREFERRED CAPITAL STOCK - continued

   (ii Liquidation.. The preferred stock shall be entitled to a preference over the common stock at $5.00 per share in the event of dissolution of the Company.

Subsequent to October 31, 2001 600,000 of the outstanding series A preferred shares were retired. ( note 12)

10.  STOCK INCENTIVE   PLAN

On October 1, 2000 the Company established a stock incentive plan to attract and retain qualified people to serve as key employees. Awards made under the plan shall be in plan units and each unit can be convertible, at the option of the participant, into one share of the Company's common stock after the vesting requirement has been satisfied. The Company reserved 10,000,000 common shares that can be issued under the plan. During August 2001, 50,000 shares had been issued under the plan for services rendered and During December 2001 an additional 50,000 shares were issued.

11.  CONTINUING AND CONTINGENT LIABILITIES

On August 1, 2001 the Company entered into a public relations agreement with Millennium International, LLC in which 200,000 common shares were issued during August 2001 and an additional 100,00 shares were issued during December 2001 and 100,000 shares to be issued during February 2002. The terms of the agreement is for 18 months after August 1, 2001.

The Company is obligated under an office lease for $6,500 per month through Dec 2002.

12.   SUBSEQUENT EVENTS

On November 6, 2001 the Company entered into a stock repurchase agreement to buy back 200,000 shares of Videolocity Direct, Inc. (subsidiary), including a new loan to the Company of $100,000, for a note payable of $300,000, including 8% interest. The due date of the note is the date on which the note receivable of $600,000 is paid to the Company as outlined in Note 3. The note payable is secured by the note receivable to the extent of amount due on the note payable.

During November 2001, 500,000 common shares of the Company were issued to the note holder as bonus interest.

During February 2002 the Company issued 1,800,000 common shares for the retirement of 600,000 series A preferred stock. A legal action was started against the holder of the remaining 350,000 shares outstanding alleging misrepresentation of the technology acquired as part of the merger with 5th Digit Technologies, LLC as outlined in note 8. Legal council believes the Company will be successful in its effort to have the shares returned to the company and canceled.

                 VIDEOLOCITY INTERNATIONAL INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - continued

--------------------------------------------------------------------------------


13.  GOING CONCERN

The Company does not have the working capital necessary to service its debt and for its planned activity.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing which will enable the Company to operate for the coming year.

                VIDEOLOCITY INTERNATIONAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                  July 31, 2002

                                   (Unaudited)


                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

                 UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

                                     ASSETS

                                                                                    July 31,      October 31,
                                                                                      2002           2001
                                                                                   -----------    -----------
CURRENT ASSETS
    Cash                                                                           $   154,538    $       411
    Note receivable, net                                                               200,000        350,000
                                                                                   -----------    -----------

             Total current assets                                                      354,538        350,411

PROPERTY AND Equipment, at cost, net                                                    86,182         73,012

Other assets                                                                             5,292          4,732
                                                                                   -----------    -----------

                                                                                   $   446,012    $   428,155
                                                                                   ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued liabilities                                       $    51,897    $   143,123
    Accrued interest payable                                                              --           13,949
    Notes payable                                                                    1,699,800        750,000
                                                                                   -----------    -----------

             Total current liabilities                                               1,751,697        907,072

COMMITMENTS AND CONTINGENCIES                                                             --             --

REDEEMABLE PREFERRED CAPITAL STOCK
    12,500,000 shares authorized, $0.001 par value, none outstanding at July 31,
      2002, 950,000 series A issued
      and outstanding at October 31, 2001                                                 --              950
    Capital in excess of par value                                                        --        3,957,380
                                                                                   -----------    -----------

                                                                                          --        3,958,330
MINORITY INTERESTS                                                                       4,965          5,038

STOCKHOLDERS' DEFICIT
    Common stock, $0.001 par value; 12,500,000 shares
      authorized, 5,826,596 issued and outstanding at
      July 31, 2002 (4,318,686 at October 31, 2001)                                      5,827          4,319
    Additional paid-in capital                                                       3,069,863     (1,937,203)
    Deficit accumulated during the development stage                                (4,386,340)    (2,509,401)
                                                                                   -----------    -----------

             Total stockholders' deficit                                            (1,310,650)    (4,442,285)
                                                                                   -----------    -----------

                                                                                   $   446,012    $   428,155
                                                                                   ===========    ===========

        The accompanying notes are an integral part of these statements.


                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS



                                                  Three months ended             Nine months ended            From
                                                       July 31,                      July 31,             May 26, 2000
                                              --------------------------    --------------------------      through
                                                 2002            2001          2002           2001       July 31, 2002
                                              -----------    -----------    -----------    -----------    -----------

Revenue                                       $      --      $      --      $      --      $      --      $      --
                                              -----------    -----------    -----------    -----------    -----------

Operating expenses
    Administrative expenses                       512,915        356,613      1,389,642        951,351      2,873,130
    Write off of good will                           --             --             --             --          958,628
    Loss on transfer of license
      agreement, net                                 --             --          150,000           --          285,491
    Depreciation and amortization                   4,100         29,815         12,300         76,003         81,560
                                              -----------    -----------    -----------    -----------    -----------

                                                  517,015        386,428      1,551,942      1,027,354      3,576,893
                                              -----------    -----------    -----------    -----------    -----------

             Operating loss                      (517,015)      (386,428)    (1,551,942)    (1,027,354)    (3,576,893)

Gain on sale of stock, net                           --          112,275           --          312,075        338,049

Interest income                                      --             --            5,334          5,578

Other expense - interest                         (132,271)      (163,900)      (325,070)      (163,900)      (526,519)

Minority interests                                     39          6,859             73          6,859         (4,639)
                                              -----------    -----------    -----------    -----------    -----------

             Loss before income taxes            (649,247)      (431,194)    (1,876,939)      (866,986)    (4,386,340)

Income taxes                                         --             --             --             --             --
                                              -----------    -----------    -----------    -----------    -----------

             NET LOSS                         $  (649,247)   $  (431,194)   $(1,876,939)   $  (866,986)   $(4,386,340)
                                              ===========    ===========    ===========    ===========    ===========

Loss per common share
    Basic and Diluted                         $     (0.12)   $     (0.10)   $     (0.38)   $     (0.20)


Weighted-average common and dilutive common
   equivalent shares outstanding
    Basic and Diluted                           5,477,835      4,298,700      4,900,399      4,298,700

        The accompanying notes are an integral part of these statements.


                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

       UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT

           For the period May 26, 2000 (inception) through October 31,
             2000, the year ended October 31, 2001, and for the nine
                           months ended July 31, 2002



                                                                                                                     Deficit
                                                                                                                   accumulated
                                               Preferred stock                Common stock          Additional     during the
                                         --------------------------    --------------------------     paid-in      development
                                            Shares         Amount         Shares       Amount         capital         stage
                                         -----------    -----------    -----------    -----------    -----------    -----------

Balance at May 26, 2000
   (inception)                                  --             --             --      $      --      $      --      $      --

Issuance of common stock                        --             --          640,610            641         85,685           --

Net loss for the period                         --             --             --             --             --         (129,778)
                                         -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2000                     --             --          640,610            641         85,685       (129,778)

Issuance of Series A preferred
   stock                                     950,000            950           --             --          949,050           --

Provision for redemption
   value of preferred stock                     --             --             --             --       (3,957,380)          --

Issuance of common stock                        --             --        3,678,076          3,678        985,442           --

Net loss for the year                           --             --             --             --             --       (2,379,623)
                                         -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2001                  950,000            950      4,318,686          4,319     (1,937,203)    (2,509,401)

Redemption of preferred stock               (600,000)          (600)       180,000            180      2,208,320

Cancellation of preferred stock             (350,000)          (350)          --             --        1,748,880           --

Cancellation of common stock                    --             --          (50,000)           (50)            50           --

Issuance of common stock for
   compensation and incentive stock
   plan                                         --             --          798,559            799        471,045           --

Issuance of common stock on conversion          --             --          579,351            579        578,771           --
   of debt and interest

Net loss for the period                         --             --             --             --             --       (1,876,939)
                                         -----------    -----------    -----------    -----------    -----------    -----------

Balance at July 31, 2002                        --             --        5,826,596    $     5,827    $ 3,069,863    $(4,386,340)
                                         ===========    ===========    ===========    ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.


                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS


                                                                   For the nine months ended        From
                                                                            July 31,            May 26, 2000
                                                                  --------------------------       through
                                                                     2002            2001      July 31, 2002
                                                                  -----------    -----------    -----------
Increase (decrease) in cash
    Cash flows from operating activities
       Net loss                                                   $(1,876,939)   $  (873,845)   $(4,386,340)
       Adjustments to reconcile net loss to
         net cash used in operating activities
             Minority interests                                           (73)          --            4,965
             Loss from transfer of license agreement                  150,000           --          285,491
             Depreciation and amortization                             12,300         76,003         81,560
             Write off of goodwill                                       --             --          940,059
             Issuance of common stock for services and interest       690,888        182,500      1,267,284
             Changes in assets and liabilities
                Other assets                                             (560)          --          (68,800)
                Accounts payable and accrued liabilities              (91,226)       366,389         51,897
                                                                  -----------    -----------    -----------

                  Total adjustments                                   761,329        624,892      2,562,456
                                                                  -----------    -----------    -----------

                  Net cash used in operating activities            (1,115,610)      (248,953)    (1,823,884)
                                                                  -----------    -----------    -----------

    Net cash flows from investing activities -
       Purchase of license agreement                                     --         (476,500)      (476,500)
       Advance deposits                                                  --          (31,407)
       Purchase of property and equipment                             (25,470)       (30,782)      (104,234)
                                                                  -----------    -----------    -----------

                  Net cash flows used in investing activities         (25,470)      (538,689)      (580,734)
                                                                  -----------    -----------    -----------

    Cash flows from financing activities
       Increase in notes payable                                    1,295,207           --        2,059,156
       Proceeds from issuance of common stock                            --          500,000        500,000
                                                                  -----------    -----------    -----------

                  Net cash provided by financing activities         1,295,207        500,000      2,559,156
                                                                  -----------    -----------    -----------

                  Net increase (decrease) in cash                     154,127       (287,642)       154,538
Cash at beginning of period                                               411        402,934
                                                                  -----------    -----------    -----------

Cash at end of period                                             $   154,538    $   115,292    $   154,538

Supplemental disclosures of cash flow information
    Cash paid during the period for
       Interest                                                   $      --      $      --      $      --
       Income taxes                                                      --             --             --

Noncash investing and financing activities
------------------------------------------
    During the nine months ended July 31, 2002, the Company issued 180,000 shares of common stock on conversion of 600,000 shares of preferred stock resulting in a reclassification from redeemable preferred capital stock totaling $2,208,480. The Company also cancelled 350,000 shares of preferred stock resulting in a reclassification from redeemable preferred capital stock totalling $1,748,880. The Company converted loans and accrued interest totaling $359,356 to common stock.

        The accompanying notes are an integral part of these statements.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


NOTE A - ACCOUNTING POLICIES

The information for Videolocity International Inc. (VII) at July 31, 2002 and for the three months ended July 31, 2002 and 2001 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) which in the opinion of management, are necessary to state fairly the financial information set forth therein in accordance with accounting principles generally accepted in the United States of America.

NOTE B - UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited condensed financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such regulations. This report on Form 10-QSB for the three months ended July 31, 2002 should be read in conjunction with the Company's annual report on Form 10-KSB for the fiscal year ended October 31, 2001. The results of operations for the three months ended July 31, 2002, may not be indicative of the results that may be expected for the year ending October 31, 2002.

NOTE C - ORGANIZATION AND BUSINESS ACTIVITY

The Company is a Nevada corporation organized on November 5, 1985 under the name Pine View Technologies. On November 27, 2000 the Company's name was changed to Videolocity International Inc. On December 4, 2000, the Company acquired Videolocity Inc. in a transaction recorded as a recapitalization of VII with the Company being the legal survivor and Videolocity Inc. being the accounting survivor and the operating entity. Videolocity, Inc., the accounting survivor was founded on May 26, 2000. The Company and its subsidiaries were established to develop and market systems, products, and solutions for the delivery of video, high speed internet access, and other content to end users such as hotels, hospitals, and condominiums on demand.

At July 31, 2002 and October 31, 2001, the Company was considered a development stage company as its activities had principally been related to market analysis, capital raising, development and other business planning activities and as such the Company had no revenue from its planned principal operations.

On March 1, 2002 the Company completed a reverse common stock split of one share for ten outstanding shares. This report has been completed showing after stock split shares from inception.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS



NOTE D - PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries, Videolocity, Inc., Videolocity Technologies Inc., Hospitality Concierge, Inc., Videolocity Direct Inc., Fifth Digit Technologies, LLC. and its 93.5 percent owned subsidiary Healthcare Concierge, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

NOTE E - NET EARNINGS (LOSS) PER SHARE

Basic Earnings Per Share (EPS) are calculated by dividing net earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted EPS are similarly calculated, except that the weighted-average number of common shares outstanding includes common shares that may be issued subject to existing rights with dilutive potential. All common shares with dilutive potential described in Note M are not included in the computation of diluted loss per share for periods of net loss because to do so would be anti-dilutive.

NOTE F - INCOME TAXES

On July 31, 2002, the Company and its subsidiaries had an accumulated net operating loss available for carryforward of approximately $4,315,000. The tax benefit of approximately $1,295,000 has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company is in the development stage and has not began its intended operations. The net operating loss will expire through 2023.

NOTE G - NOTE RECEIVABLE

The Company has a $600,000 non-interest bearing note receivable (Note H) due on or before February 28, 2002. The Company holds 1,000,000 shares of Merit Studios, Inc. common stock as security valued at approximately $300,000 at July 31, 2002. The Company has recorded an allowance for bad debt totaling $400,000 against the note.

NOTE H - ACQUISITION OF LICENSE AGREEMENTS

On October 27, 2000, the Company entered into a technology license agreement with Merit Studios, Inc. pertaining to Merit's proprietary compression technology as it applies to the compression and delivery of video and other content. On May 29, 2001, the Company, through its subsidiary Videolocity Direct, Inc., entered into an additional technology license agreement with Merit Studios, Inc., pertaining to Merit's proprietary compression technology for all aspects and applications in addition to the video application previously licensed.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS



NOTE H - ACQUISITION OF LICENSE AGREEMENTS - CONTINUED

On October 31, 2001 (amended on November 2, 2001), the Company, through its subsidiary Videolocity Direct, Inc., agreed to sell and reassign the above two license agreements to Merit Studios Inc. The terms of the agreement included a note receivable of $600,000 due to Videolocity Direct, Inc. (subsidiary) within 120 days from October 31, 2001 with no interest, the return of 2,500,000 common shares of Videolocity Direct, Inc., which were returned to Videolocity Direct, Inc. and cancelled on November 11, 2001, and the reassignment of the 1,000,000 common shares of Merit Studios Inc. held by Videolocity Inc. (subsidiary). The shares in Merit Studios Inc. will be held as security until the note receivable is paid (Note G). Videolocity Direct, Inc. changed its name to Healthcare Concierge Inc. on December 31, 2001.

NOTE I - ACQUISITION OF PATENTS

On April 6, 2002 a Provisional Patent Application was filed with the United States Patent and Trademark Office for the "Videolocity Digital Entertainment System - Linux Version", which as given an Application No. 60/370,663. On May 20, 2002 an Assignment of Provisional Patent Application No. 60/370,663 was filed on behalf of Videolocity Technologies, Inc.

NOTE J - NOTES PAYABLE

The Company has notes payable totaling $1,699,800, to various individuals and companies including related parties (Note P), with extended maturities from September 2002 through November 2002 and interest rates ranging from 6% through 20 %.

On April 30, 2002 the Company filed a UCC-1 financing statement, with the state of Nevada, on the six Provisional Patent applications held in the name of Videolocity Technologies, Inc. in favor of certain promissory note holders, as security, in exchange for an extension of maturity dates to September 2002 on promissory notes totaling $1,050,000.

NOTE K - RECAPITALIZATION

On December 4, 2000, the Company (formerly Pine View Technologies, Inc.) acquired Videolocity Inc. The combination of Videolocity Inc. and the Company was recorded as a recapitalization of Videolocity Inc. with the Company being the legal survivor and Videolocity Inc. being the accounting survivor. Videolocity, Inc. the accounting survivor, was founded on May 26, 2000. After the recapitalization, approximately 82 percent of the outstanding shares of the Company were held by former stockholders of Videolocity, Inc.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS



NOTE L - REDEEMABLE PREFERRED CAPITAL STOCK

During December 2000 the Company issued 950,000 shares of series A preferred stock and 40,000 shares of series B preferred stock for the purchase of 5th Digit Technologies, LLC. During March 2001 the sale of the series B preferred stock was rescinded and all monies paid were returned. During 2002, the Company exchanged 600,000 of the outstanding series A preferred shares for 1,800,000 common shares of the Company. A legal action was filed against the holder of the remaining 350,000 preferred shares outstanding, alleging misrepresentation of the technology acquired as part of the purchase of 5th Digit Technologies, LLC. On January 24, 2002 the outstanding 350,000 preferred shares were tendered for liquidation at $5.00 per share and were subsequently deposited with the court pending the outcome of the legal action.

On April 11, 2002 the Third Judicial District Court, Salt Lake County, signed a Default Judgment against the holder of the outstanding 350,000 preferred shares ordering cancellation of the shares. It was further adjudged and decreed that any and all redemption or other rights vested in and related to the shares be voided. The 350,000 preferred shares were cancelled on April 12, 2002.

NOTE M - STOCK INCENTIVE PLANS

On October 1, 2000 the Company established a stock incentive plan to attract and retain qualified people to serve as key employees. Awards made under the plan shall be in plan units and each unit can be convertible, at the option of the participant, into one share of the Company's common stock after the vesting requirement has been satisfied. The Company reserved 1,000,000 common shares that can be issued under the plan. As of July 31, 2002, the Company has 301,234 outstanding plan units subject to vesting requirements. During the nine months ended July 31, 2002 the Company issued 24,959 shares of common stock in exchange for vested plan units resulting in compensation expense of approximately $25,000. The Company has issued 29,959 common shares under the plan.

On March 26, 2002 the Company filed an additional stock option and stock award plan, which had been approved by the shareholders of Pine View Technologies in November 2001 as part of the merger with Videolocity, Inc. The purpose of the plan is to enable the Company to attract and retain qualified persons to serve as officers, directors, key employees and consultants of the Company, and to align the financial interests of these persons with those of its shareholders by providing those officers, directors, key employees and consultants with a proprietary interest in the Company's performance and progress through the award of stock options, appreciation rights or stock awards from time to time.

The plan shall remain in effect for a period of five years or until amended or terminated by action of the Board. The termination of the Plan shall not affect any outstanding awards made under the Plan. The maximum number of shares of Common Stock, which may be issued pursuant to the Plan is 500,000. The Company has issued 417,855 shares under the Plan.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


NOTE N - COMMITMENTS AND CONTINGENCIES

The Company is obligated under office leases for $6,500 per month through December 2002.

On December 26, 2001 Gateway Center, LLC filed a complaint in the Third District Court, Summit County against a former company president, Jerry Romney, Jr. and Movies on Line, Inc. (now Videolocity, Inc.). The complaint alleges non-payment of Common Area Maintenance fees for office space leased between August 2000 and December 31, 2000 in the amount of $1,564.

On April 8, 2002, the company filed a response which alleges that during the entire term of the Lease, the Gateway Center, LLC never provided written or oral notice of any sums it claimed were due and owning for "additional rent" or any other purpose, never sent a monthly or other statement for any such additional amount, never demanded payment of any such sums and, when the term of the lease had expired, they orally notified the company that it had paid all amounts that Gateway Center, LLC had claimed under the lease. The company received no notice, written oral of any supposed amount due until September 24, 2001.

On May 2, 2002 the company filed a complaint in the Third Judicial District Court, Salt Lake County against a former employee. The complaint alleges a willful breach of the provisions of the Employment Agreement executed between the parties on March 16, 2001. The complaint also alleges misrepresentation and fraud on the part of the former employee.

NOTE O - EQUITY LINE OF CREDIT AGREEMENT

On May 28, 2002 Videolocity International, Inc. finalized an Equity Line of Credit Agreement, with Cornell Capital Partners, LP, a New Jersey-based domestic investment fund. Under the Equity Line, Videolocity has the right, but not the obligation, to require Cornell Capital to purchase shares of Videolocity common stock up to a maximum amount of $20,000,000 over a 24-month period. There is no minimum draw down although Videolocity may make draws, as provided below, during the term of the Equity Line.

Pursuant to terms of the Equity Line, Videolocity is required to file with the SEC a registration statement covering the shares to be acquired by Cornell Partners. The 24-month term commences on the effective date of the registration statement. The Company is currently working toward completion of the registration. The purchase price of the shares will be 95% of the lowest closing bid price of Videolocity common stock during the five consecutive trading days immediately following receipt of the Company's notice of its intent to make a draw. Videolocity may make up to four draws per month at a maximum $250,000 per draw. In addition to the shares to be issued under the Equity Line, Videolocity will include in its registration statement an additional 300,000 shares being issued to Cornell Partners and the Placement Agent in connection with the execution of the Equity Line.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


NOTE P - SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Officers, directors, employees and their families and affiliates, have acquired 36 % of the common stock issued and have made short term loans to the Company totaling approximately $628,000 with interest rates ranging from 6.0% to 8.0%.

A director of the Company caused the voluntary contribution and cancellation of 50,000 shares as manager of ISOZ, LC.

NOTE Q - RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements

NOTE R - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise necessary additional funds not provided by its planned operations through loans and/or through additional sales of its common stock. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

We have not authorized any dealer, salesperson or other person to provide to you any information or make any representations about Videolocity International, Inc. except the information or representations contained in this prospectus. You must not rely on any additional information or representations if made.


This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities of Videolocity International, Inc.:


     *   except the common stock offered by this
         prospectus;                                                                   70,500,000 Shares of Common Stock

     * in any jurisdiction in which the offer or solicitation is not authorized;

     *   in any jurisdiction where the dealer or other
         salesperson is not qualified to make the offer or                                 ---------------------
         solicitation;                                                                           PROSPECTUS
                                                                                           ---------------------
     *   to any person to whom it is unlawful to make the
         offer or solicitation; or

     * to any person who is not a United States resident or who is outside the jurisdiction of the United States.


                                                                                                 October _,2002

The delivery of this prospectus or any resulting sale does not imply that:

     * there have been no changes in the affairs of Videolocity International, Inc. after the date of this prospectus; or

     * the information contained in this prospectus is correct after the date of this prospectus.

Until _______, 2002, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                      F-26

                         VIDEOLOCITY INTERNATIONAL, INC.

                                     Part II

Item 24.          Indemnification of Directors and Officers

         As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), we have the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of our company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of our company and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

         We must indemnify a director, officer, employee or agent of Videolocity who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of Videolocity, against expenses actually and reasonably incurred by them in connection with the defense.

         We may make provisions to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.

         The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of Videolocity, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not we have the authority to indemnify them against such liability and expenses.

         Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in such Act as is therefore unenforceable.

Item 25.   Other Expenses of Issuance and Distribution

           Filing fee under the Securities Act of 1933.........   $   7,500
           Accountants' fees and expenses......................       2,500
           Legal fees and related expenses.....................      20,000
           Printing and filing charges.........................       6,500
           Transfer agent and registrar fees and expenses......       2,500
           Miscellaneous.......................................      11,000
                        Total..................................    $ 50,000

Item 26.          Recent Sales of Unregistered Securities

         The following table sets forth information relating to all previous sales of securities by the Registrant within the past three years that were not registered under the Securities Act of 1933, as amended.


     Date
   of Sale           Name of Purchaser                    Type       Number             Consideration
------------         -----------------                    ----      ---------           -------------
12-04-2000     Shareholders of Moviesonline, Inc.          (a)      3,028,125        In exchange for the acquisition of
                                                                                     Moviesonline, Inc., valued at

                                                                                     $389,446

12-05-2000     Owners of 5th Digit Technologies, LLC       (b)        950,000        In exchange for the acquisition of
                                                                                     5th Digit Technologies, LLC, valued
                                                                                     at $950,000

12-07-2000     3 purchasers in private placement           (a)        610,000        Cash of $500,000


08-1-2001      6 persons in private placement,             (c)       $750,000        Cash
               including three affiliates, Larry McNeill,
               Bennie L. Williams and ISOZ, LC


08-03-2001     To certain debtors (Edwards and Davis)      (a)         10,000        Additional interest on loans, valued
                                                                                     at $8,000

08-20-2001     Millennium International, LLC               (a)         20,000        Consideration for services, valued
                                                                                     at $20,000

08-28-2001     To certain debtor (Crown Jewels, LLC)       (a)          5,000        Additional interest on loan, valued
                                                                                     at $4,000

11-05-2001     To certain debtor (WAJ Enterprises, LLC)    (a)         50,000        Additional interest on loan, valued
                                                                                     at $40,000

11-09-2001     To certain debtors (Davis, Edwards,         (a)         30,000        Additional interest on loans, valued
                  McNeill and Williams)                                              at $24,000

11-09-2001     Larry R. McNeill                            (a)         13,500        Additional interest on loan, valued
                                                                                     at $10,800

11-09-2001     Bennie L. Williams                          (a)         10,000        Additional interest on loan, valued
                                                                                     at $8,000

12-11-2001     Millennium International, LLC               (a)         10,000        Consideration for Services, valued
                                                                                     at $8,000

02-05-2002     Alpay Kasal, Daniel Osorio &                (a)        180,000        Exchange and retirement of Series
                Collette Horrell                                                     A Preferred stock valued at
                                                                                     $180,000


02-05-2002     Bernard E. Driscoll                         (a)          5,000        Additional interest on loan, valued
                                                                                     at $5,000

04-01-2002     Greenwood Technology Group                  (a)         50,000        Additional interest on loans, valued
                                                                                     at $50,000

04-30-2002     Bernard E. Driscoll                         (a)         25,495        Conversion of promissory note and
                                                                                     interest, valued at $25,495

06-07-2002     Cornell Capital Partners, L.P.              (a)        290,000        Additional consideration under
                                                                                     equity line of credit agreement,
                                                                                     valued at $290,000 (advance fee)

06-07-2002     Westrock Advisors, Inc.                     (a)         10,000        Consideration under placement
                                                                                     agent agreement, valued at $10,000
                                                                                     (advance fee)

06-10-2002      Frank Divito, Art Duran, Mike Evans,       (a)         17,000        Consideration for loans, valued at
                Mark Barnhart & Mike Black                                            $17,000

                                      S-2


06-11-2002     Dan Driscoll                                (a)        125,122        Conversion of promissory note
                                                                                     and interest, valued at $125,122

06-14-2002     Greenwood Technology Group                  (a)        183,124        Conversion of promissory note
                                                                                     and interest, valued at $183,124

06-17-2002     Arnold Y. Kapiloff                          (a)         17,855        Consideration of services valued
                                                                                     at $17,855

06-19-2002     Richard H. McCullough                       (a)         10,000        Consideration for loan, valued at
                                                                                     $10,000


07-15-2002     Timothy E, Perschke, KMA, Inc. &            (a)          8,000        Additional consideration for
               Bruno A. Muscatello                                                   UCC-1 loan valued at $8,000

07-25-2002     Frank Divito & Richard Ehnot                (a)          1,000        Additional consideration for
                                                                                     UCC-1 loan valued at $8,000

               Healthcare Concierge, Inc. Securities

07-30-2001 to  27 persons including affiliates McNeill,    (a)        425,000        Cash and exchange of debt,
07-23-2002       Williams and ISOZ, LC (d)                                           valued at $338,000
-----------------


(a)  Common Stock.
(b)  Preferred Stock
(c)  6% Secured 60 day Notes
(d) A total of 425,000 shares were issued by VCTY to 27 persons. Of the original shares, 129,000 shares have been canceled, leaving 296,000 shares outstanding.

         With respect to the above issuances for services rendered, cash, acquisitions, consideration for loans and interest, we relied on the exemptions from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933. Each issuance made in reliance on Section 4(2) was made pursuant to individual agreements and are made only with persons who were sophisticated in such transactions. Each person had knowledge of and access to sufficient information about Videolocity to make an informed investment decision, including the fact that the securities were deemed restricted securities.

         For issuances upon the exchange of preferred stock and conversion of notes, we relied on the exemption from registration provided by Section 3(a)(9) of the Securities Act. All securities issued to the aforementioned persons bear restrictive legends preventing their transfer except in accordance with the Securities Act and the regulations promulgated thereunder. In addition, stop transfer instructions pertaining to these shares have been or will be lodged with our transfer agent.

Item 27.          Exhibits

         (a) The following exhibits are filed with this Registration Statement:

Exhibit No.                  Exhibit Name
-----------                  ------------

    2.1(1)        Agreement   and  Plan  of   Reorganization   With   Pine  View
                  Technologies, Inc. Dated as of November 15, 2000

    2.2(1)        Articles   of  Merger   Between   Pine  View  Merger  Co.  and
                  Videolocity, Inc. Dated December 1, 2000

    3.1(1)        Amended and Restated Articles of Incorporation

    3.2(2)        By-Laws

    3.3(3) Designation of Rights, Preferences and Privileges for the Series B Voting Preferred Stock of Videolocity International, Inc.
                                      S-3

    3.4(6)        Amendment to Articles of Incorporation

    5.1 Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered

   10.1(1)        License  Agreement   Between   Videolocity,   Inc.   (formerly
                  Moviesonline, Inc.) and Merit Studios, Inc. dated October 27, 2000

   10.1(a)(4)     Amended  and  Restated  License   Agreement   [Video]  between
                  Videolocity  Direct,  Inc.  and  Merit  Studios,   Inc.  dated
                  effective as of October 27, 2000

   10.2(4) Services Agreement between Videolocity International, Inc. and Sinclair-Davis Filing Trading Corp. dated as of April 26, 2001

   10.3(5)       Additional  Technology  License  Agreement dated May 29, 2001, between Videolocity Direct, Inc. and Merit Studios, Inc.

   10.4           Equity Line of Credit Agreement with Cornell Capital Partners,
                  L.P.

   10.5 Registration Rights Agreement with Cornell Capital Partners, L.P. related to Equity Line of Credit Agreement

   10.6 Escrow Agreement with Cornell Capital Partners, L.P., Butler Gonzalez LLP and First Union National Bank, related to Equity Line of Credit Agreement

   10.7           Placement  Agent  Agreement  with  Westrock  Advisors,   Inc.,
                  related to Equity Line of Credit Agreement

   10.8(6)        Employment Agreement with Robert E. Holt

   10.9(6)        Employment Agreement with Martin P. Senn

   10.10(6)       Lease of Prospector Square Facility and Extension

   10.11(6)       UCC-1 Security Agreement

   10.12(6) Amendment to Agreement of Purchase and Reassignment with Merit Studios, Inc.

   10.13          Employment Agreement with Cortney Taylor

   10.14          Settlement Agreement with 5th Digit, LLC and Istream TV

   10.15          Strategic Alliance Agreement with OnSat Network Communications

   10.16          Tech Flex Funding Dealer Marketing Agreement

   10.17          Value Added Reseller Agreement with Vistor Networks, Inc.

   10.18          Specimen promissory note

   21.1(6)        Subsidiaries

   23.1           Consent of Andersen Andersen & Strong,  L.C., Certified Public
                  Accountants

   23.2 Consent of Leonard E. Neilson, Attorney at Law (included as part of Exhibit 5)

------------------
    (1) Incorporated by reference to the Form 10-KSB for the fiscal year ended October 31, 2000.

    (2) Incorporated by reference to the registration statement on Form S-18 filed with the Commission, SEC file no. 33-2310-D.

    (3) Incorporated by reference to the Form 10-QSB for the period ended January 31, 2001.

    (4) Incorporated by reference to the Form 10-QSB for the period ended April 30, 2001.

    (5) Incorporated by reference to the Form 10-QSB for the period ended July 31, 2001.


         (b)      Financial Statement Schedules for Registrant.

                  Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes therein.

         (b)      Financial Statement Schedules for Registrant.

                  Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes therein.

Item 28.          Undertakings

         (a)      The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering.

                  (3)  File  a  post   effective   amendment   to  remove   from
         registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) If the issuer relies on Rule 430A under the Securities Act, the small business issuer will:

                  (1) For determining any liability under the Securities Act treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Salt Lake City, State of Utah, on this 17th day of October 2002.

                                VIDEOLOCITY INTERNATIONAL, INC.
                                                  (REGISTRANT)


                                By:   /s/ROBERT E. HOLT
                                      ---------------------------
                                         Robert E. Holt
                                         Chief Executive Officer


         In accordance with the requirements of the Securities act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.



                                By: /s/  ROBERT E. HOLT
                                   ------------------------------------------
                                         Robert E. Holt
                                         Chief Executive Officer and Director
                                         Date:  October 17, 2002



                                By:  /s/BENNIE L. WILLIAMS
                                        Bennie L. Williams,
                                        Chairman and Director
                                        Date:  October 17, 2002



                               By:   /s/LARRY R. MCNEILL
                                    ---------------------------------
                                        Larry R. McNeill,
                                        Vice President and Director
                                        Date:  October 17, 2002



                               By:   /s/DAN DRISCOLL
                                     ---------------------------------------
                                        Dan Driscoll,
                                        Vice President Corporate Development
                                        and Director
                                        Date:  October 17, 2002



                               By:  /s/ CORTNEY TAYLOR
                                    ----------------------------
                                        Cortney Taylor,
                                        Chief Financial Officer
                                        Date:  October 17, 2002